Exhibit 2.1

Mimi's Rock Corp.

and

1000374984 Ontario Inc.

and

FitLife Brands, Inc.

ARRANGEMENT AGREEMENT

December 4, 2022

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of December 4, 2022,

AMONG:

FitLife Brands, Inc., a corporation existing under the laws of Nevada ("Parent"),

- and -

1000374984 Ontario Inc., a corporation existing under the laws of Ontario, (the "Purchaser"),

- and -

Mimi's Rock Corp., a corporation existing under the laws of Ontario (the "Company"),

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1    Defined Terms

As used in this Agreement, the following terms have the following meanings:

"Acquisition Proposal" means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Company and one or more of its wholly-owned Subsidiaries or between or among one or more of the Company's wholly-owned Subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser or the Parent (or an affiliate of the Purchaser or the Parent) relating to: (i) any sale, disposition, alliance or joint venture (or any lease, long-term supply agreement, license or other arrangement having a similar economic effect as a sale or disposition), direct or indirect, in a single transaction or a series of related transactions, of or involving assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries or 20% or more of the voting or equity securities of the Company or any of its Subsidiaries (or rights or interests in such voting or equity securities); (ii) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance of securities, sale of securities or other transaction that, if consummated, would result in a Person or group of Persons beneficially owning 20% or more of any class of voting, equity or other securities of the Company or any of its Subsidiaries (including securities convertible or exercisable or exchangeable for voting, equity or other securities of the Company or any of its Subsidiaries); (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding-up or other similar transaction involving the Company or any of its Subsidiaries; or (iv) any other similar transaction or series of transactions involving the Company or any of its Subsidiaries.

"Affected Securityholders" means, collectively, the Shareholders, the holders of Company Options, the holders of the RSUs, and the holders of the Debentures.

"affiliate" has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.

"Agreement" means this arrangement agreement, including all schedules hereto, as it may be amended or supplemented or otherwise modified from time to time in accordance with the terms hereof.

"Arrangement" means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

"Arrangement Resolution" means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting by Shareholders, substantially in the form set out in Schedule B.

"Articles of Arrangement" means the articles of arrangement of the Company in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

"associate" has the meaning ascribed thereto in the Securities Act (Ontario).

"Authorization" means with respect to any Person, any order, permit, approval, consent, waiver, licence, registration, qualification, certification or similar authorization of any Governmental Entity having jurisdiction over the Person.

"Board" means the board of directors of the Company as constituted from time to time.

"Board Recommendation" has the meaning ascribed thereto in Section 2.4(2).

"Breaching Party" has the meaning ascribed thereto in Section 4.10(3).

"Business Day" means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or Omaha, Nebraska.

"Certificate of Arrangement" means the certificate or other confirmation of filing giving effect to the Arrangement to be issued by the Director pursuant to Subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

"Change in Recommendation" has the meaning ascribed thereto in Section 7.2(1)(d)(ii).

"Collective Agreements" means any collective bargaining agreements or union agreements applicable to the Company or any of its Subsidiaries and all related letters, memoranda of understanding or other written communication with bargaining agents for any Company Employees applicable to the Company or any of its Subsidiaries which impose obligations upon the Company or any of its Subsidiaries.

"Commitment Letter" means the commitment letter between the Purchaser and the Debt Lender dated November 19, 2022, as amended, supplemented or replaced in accordance with the terms hereof and thereof, including any other commitment letter in substantially similar form entered into between the Purchaser and a Debt Lender in connection with the assignment and reallocation of the Debt Financing in accordance with the terms of Section 4.4.

"Company" has the meaning ascribed thereto in the preamble hereto.

"Company Circular" means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

"Company Disclosure Letter" means the disclosure letter dated the date of this Agreement and all schedules, exhibits and appendices thereto, delivered by the Company to the Purchaser with this Agreement.

"Company Employees" means the officers, managers, employees, consultants and independent contractors of the Company and its Subsidiaries.

"Company Filings" means all documents publicly filed by or on behalf of the Company on SEDAR since January 1, 2020.

“Company Indebtedness” means, collectively, the Credit Facility, the EDC Facility, the Debentures, the Related Party Note and the VTB Promissory Notes.

"Company Leased Real Property" has the meaning ascribed thereto in Paragraph 20(a) of Schedule C.

"Company Leases" has the meaning ascribed thereto in Paragraph 20(a) of Schedule C.

"Company Meeting" means the special meeting of Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Purchaser.

"Company Option Agreements" means the option agreements between the Company and each Company Optionholder entered into pursuant to the terms of the Company Option Plan in connection with the grant of Company Options to such Company Optionholder.

"Company Option Exercise Deadline" means five Business Days prior to the Effective Date.

"Company Option Plan" means the Stock Option Plan of the Company, initially adopted on May 27, 2019, and amended on August 8, 2019.

"Company Optionholders" means the holders of Company Options.

"Company Options" means the outstanding stock options of the Company granted pursuant to the Company Option Plan entitling the holder thereof to receive Shares, subject to the terms and conditions of the Company Option Plan as described in the Company Disclosure Letter.

"Company RSU Plan" the restricted share unit plan of the Company, adopted on May 27, 2019.

"Company RSUs" means restricted share units issued under the Company RSU Plan.

"Company's Constating Documents" means the articles of incorporation and by-laws of the Company and all amendments to such articles or by-laws.

"Confidentiality Agreement" means the confidentiality agreement between the Company and the Parent dated November 11, 2022.

"Consideration" means $0.17 in cash per Share.

"Contract" means any agreement, commitment, engagement, contract, franchise, licence, lease, obligation or undertaking (written or oral) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected or to which any of the Company or any of its Subsidiaries' properties or assets is subject.

"Court" means the Ontario Superior Court of Justice (Commercial List).

"COVID-19" means the novel coronavirus, which was declared a pandemic by the World Health Organization in March 2020.

"Credit Facility" means, collectively, the commitment letter dated June 15, 2018, by and between the Company, as borrower, and Scotiabank, as lender, as amended by an amended and restated commitment letter dated November 28, 2019, a second amended and restated commitment letter dated March 8, 2021, and as may be amended or amended and restated from time to time.

"Data Room" means the material contained in the virtual data room established by the Company as at 5:00 p.m. on December 2, 2022, the index of documents of which is appended to the Company Disclosure Letter.

"Debentures" means the 10.0% subordinated secured debentures of the Company due November 24, 2023.

"Debt Financing" means the agreement of the Debt Lender to lend, subject to the terms and conditions of the Commitment Letter, the amounts set forth in the Commitment Letter, which will be used by the Purchaser for purposes of financing the Arrangement.

"Debt Lender" means First Citizens Bank and any other Person (other than the Purchaser) who becomes a party to the Commitment Letter in accordance with the term hereof and thereof, and each of their respective successors.

"Depositary" means TSX Trust Company or such other Person as the Purchaser may appoint to act as depositary in relation to the Arrangement, with the approval of the Company, acting reasonably.

"Director" means the Director appointed pursuant to Section 278 of the OBCA.

"Dissent Rights" means the rights of dissent of registered Shareholders in respect of the Arrangement described in the Plan of Arrangement.

“EDC Credit Facility” means the Export Development Bank Business Credit Availability Program Facility dated September 24, 2020 providing for a non-revolving term loan in the principal amount of $3,000,000 in favour of the Company pursuant to the terms of the Credit Facility.

"EDGAR" means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.

"Effective Date" means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

"Effective Time" has the meaning ascribed thereto in the Plan of Arrangement.

"Employee Plans" means all health, welfare, supplemental unemployment benefit, change of control, bonus, profit sharing, option, stock appreciation, savings, insurance, compensation, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension, savings, vacation, severance or termination pay, retirement or supplemental retirement plans or other employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or any of its Subsidiaries or Company Employees or former Company Employees which are maintained, sponsored, contributed to or funded by or binding upon the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries has any actual or potential liability.

"Environmental Laws" means all Laws and agreements with Governmental Entities and all other statutory requirements relating to public health and safety, noise control, pollution, reclamation or the protection of the environment or to the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Substances, including civil responsibility for acts or omissions with respect to the environment, and all Authorizations issued pursuant to such Laws, agreements or other statutory requirements.

"Exercise Notice" has the meaning given to it in the Company Option Agreements;

"Fairness Opinion" means the opinion of the Financial Advisor to the effect that, as of the date of this Agreement, the Consideration to be received by the Shareholders is fair, from a financial point of view, to such holders, subject to the terms, conditions, and limitations set forth therein.

"Final Order" means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

"Financial Advisor" means BDO Canada LLP.

"Governmental Entity" means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority, department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

"Hazardous Substances" means any element, waste or other substance, whether natural or artificial and whether consisting of gas, liquid, solid or vapour that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a waste, pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety or having a significant adverse effect upon the environment or human life or health.

“Iconancy” means Iconancy Orthopedics Solutions.

"IFRS" means International Financial Reporting Standards as issued by the International Accounting Standards Board and interpretations of the IFRS Interpretations Committee in effect at the relevant time, applied on a consistent basis.

"Intellectual Property" means all proprietary rights provided in Law and at equity recognized under the Law of any jurisdiction in the world, whether under common law, by statute or otherwise, to all: (i) trademarks, service marks, trade dresses, logos, designs and slogans whether in word, mark, stylized or design format, registered and unregistered, throughout the world and any associated goodwill; (ii) patents and patent applications (respectively issued or filed throughout the world), as well as any re-examinations, extensions, and reissues thereof and any divisionals, continuations, continuation-in-parts and any other applications or patents that claim priority from such patents and applications; (iii) copyrights, registered and unregistered, and all rights, claims and privileges pertaining thereto, including moral rights and the benefit of any waivers of moral rights, software and documentation therefor; (iv) inventions (whether or not patentable), formulas, processes, invention disclosures, technology, technical data, preclinical and clinical data and results or information; (v) all industrial designs, trade secrets, domain names, know-how, concepts and information; and (vi) other intellectual and industrial property and other proprietary information, patterns, plans, designs, research data, other proprietary know-how, processes, drawings, technology, inventions, formulae, specifications, performance data, quality control information, blue prints, construction plans, flow sheets, equipment and parts lists, instructions, manuals, records and procedures, in all cases excluding off-the-shelf software.

"Interim Order" means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.

"Law" means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, Authorization, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, instruments, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.

"Lien" means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, restriction or adverse right or claim or other third-party interest or encumbrance of any kind, in each case, whether contingent or absolute.

"Matching Period" has the meaning ascribed thereto in Section 5.4(1)(e).

"Material Adverse Effect" means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with such other changes, events, occurrences, effects, state of facts or circumstances, is or would reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise), or liabilities (contingent or otherwise) of the Company and its Subsidiaries, on a consolidated basis, but excluding any change, event, occurrence, effect, state of facts or circumstance resulting from or arising in connection with:

(i)	any change generally affecting the industries in which the Company and its Subsidiaries operate;

(ii)

any change in global, national or regional political conditions (including the outbreak or escalation of war, armed hostilities, or acts or terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets including any change or development in currency exchange, interest, or inflation rates;

(iii)	any natural disaster (including those arising from or out of climatic or other natural events or conditions such as drought and other weather conditions);

(iv)	any epidemic, pandemic or disease outbreak (including COVID-19), other health crisis or public health event, including any worsening or re-occurrence thereof;

(v)	any change in Law or IFRS or in the interpretation or application of any Laws by any Governmental Entity;

(vi)	any action taken (or omitted to be taken) by the Company or any of its Subsidiaries that is required by this Agreement or consented to in writing by the Purchaser;

(vii)	any action taken (or omitted to be taken) by the Company or any of its Subsidiaries upon the express written request or consent of the Purchaser;

(viii)

the failure of the Company to meet any internal, third party or public projections, forecasts, guidance or estimates of revenues or earnings or other financial metrics (it being understood that the causes underlying any such failure may, to the extent not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); or

(ix)

any change in the market price or trading volume of any securities of the Company (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred);

provided, however, that with respect to clauses (i) through to and including (iv) above, such matter does not have, or could not reasonably be expected to have, a materially disproportionate effect on the Company and its Subsidiaries, on a consolidated basis, relative to other comparable companies and entities operating in the industries in which the Company and its Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a "Material Adverse Effect" has occurred.

"Material Contract" means any Contract of the Company or its Subsidiaries:

(i)	that if terminated or modified or if it ceased to be in effect, could reasonably be expected to have a Material Adverse Effect;

(ii)

relating directly or indirectly to the guarantee of any liabilities or obligations, other than any guarantee provided by the Company to any wholly-owned Subsidiary of the Company, or to indebtedness for borrowed money;

(iii)

restricting the incurrence of indebtedness by the Company or any of its Subsidiaries (including by requiring the granting of any Lien) or the incurrence of any Liens on any assets of the Company or any of its Subsidiaries, or restricting the payment of dividends by the Company or any of its Subsidiaries;

(iv)	pursuant to which the Company or any of its Subsidiaries has lent money to another Person in excess of $40,000;

(v)

under which the Company and/or its Subsidiaries made payments in excess of $50,000 during the 12-month period ended September 30, 2022 or under which the Company and/or its Subsidiaries are obligated to make payments in excess of $50,000 over its remaining term;

(vi)

under which the Company and/or its Subsidiaries received payments in excess of $50,000 during the 12-month period ended September 30, 2022 or under which the Company and/or its Subsidiaries expect to receive payments in excess of $50,000 over its remaining term;

(vii)

that is a partnership agreement, shareholder agreement, limited liability company agreement, joint venture agreement or similar agreement or arrangement, relating to the formation, creation or operation of any partnership, limited liability company, joint venture or other entity in which the Company or any of its Subsidiaries is a partner, member or joint venturer (or other participant);

(viii)	that creates an exclusive business relationship with any other Person or grants a right of first offer or refusal or similar rights or terms to any Person;

(ix)

that provides another Person the right to acquire or provide a set quantity or volume of products or services from or to the Company or any of its Subsidiaries or affiliates or under which the Company or any of its Subsidiaries has provided a most-favoured nation or similar right to another Person;

(x)	that contains any exclusivity, non-competition or non-solicitation obligations of the Company or any of its Subsidiaries or affiliates;

(xi)

that limits or restricts in any material respect: (a) any business practice of the Company or any of its Subsidiaries or affiliates; (b) the ability of the Company or any of its Subsidiaries or affiliates to engage in any line of business or carry on business in any geographic area; or (c) the scope of Persons to whom the Company or any of its Subsidiaries or affiliates may sell assets, products or inventory to or acquire assets, products or inventory from or deliver services to or contract with for services;

(xii)

that provides for the indemnification by the Company or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other liability of any Person (other than customary indemnification arrangements of directors of the Company and its Subsidiaries and Company Employees);

(xiii)

providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or assets exceeds $50,000 and pursuant to which obligations remain outstanding;

(xiv)	that is a Collective Agreement;

(xv)	that is with any Governmental Entity

(xvi)	that was made outside the Ordinary Course;

(xvii)	providing for severance or change in control payments in excess of $50,000; or

(xviii)

that is with any current or former director of the Company or any of its Subsidiaries (other than director or officer indemnity agreements entered into in the Ordinary Course) or any current or former Company Employee or any of their respective associates or affiliates (other than employment contracts) or any Person that owns or formerly owned 10% or more of the outstanding Shares with any such Person's associates or affiliates.

"Misrepresentation" has the meaning ascribed thereto under Securities Laws.

"Money Laundering Laws" has the meaning ascribed thereto in Paragraph 29 of Schedule C.

"OBCA" means the Business Corporations Act (Ontario).

"officer" has the meaning ascribed thereto in the Securities Act (Ontario).

"Ordinary Course" means, with respect to an action taken by the Company or its Subsidiaries, that such action is consistent with the past practices of the Company and its Subsidiaries and is taken in the ordinary course of the normal day-to-day operations of the business of the Company and its Subsidiaries and, for greater certainty, shall be deemed to include the actions and practices of the Company during the COVID-19 pandemic or taken in response to any worsening or re-occurrence thereof or as contemplated in the Projected Budget.

"Outside Date" means April 30, 2023, or such later date as may be agreed to in writing by the Parties.

"Parent" has the meaning ascribed thereto in the preamble hereto.

"Parties" means, collectively, the Company, the Purchaser and the Parent and "Party" means any one of them.

"Permitted Liens" means, in respect of the Company or any of its Subsidiaries, each of the following Liens:

(i)	Liens for Taxes which are not delinquent or that are being contested in good faith and that have been adequately reserved on the Company's financial statements;

(ii)	Liens of contractors, subcontractors, mechanics, materialmen, carriers, workmen, suppliers, warehousemen, repairmen and similar Liens granted or which arise in the Ordinary Course;

(iii)

Liens arising under or in connection with zoning, building codes and other land use Laws regarding the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity;

(iv)

the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, license, franchise, grant, Authorization or permit of the Company or any of its Subsidiaries, to terminate any such lease, license, franchise, grant, Authorization or permit, or to require annual or other payments as a condition of their continuance;

(v)

easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar matters that, individually or in the aggregate, do not materially and adversely impact the Company's and its Subsidiaries' current or contemplated use, occupancy, utility or value of the applicable real properly;

(vi)	Liens granted under the Credit Facility or the Debentures; and

(vii)	Liens listed in Section 1.1 of the Company Disclosure Letter.

"Person" includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity, whether or not having legal status.

"Plan of Arrangement" means the plan of arrangement, substantially in the form set out in Schedule A, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

"Principal Suppliers" has the meaning ascribed thereto in Paragraph 18 of Schedule C.

"Projected Budget" has the meaning ascribed thereto in Section 4.1(2).

"Purchaser" has the meaning ascribed thereto in the preamble hereto.

"Regulatory Approvals" means any consent, waiver, permit, license, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Arrangement (including, for greater certainty, in connection with a change of control of the Company or any of its Subsidiaries whether directly or indirectly or in connection with any of the Authorizations of the Company or its Subsidiaries).

“Related Party Note” means the non-interest bearing term loan dated November 8, 2022 between the Company and David Kohler Consulting, maturing on December 9, 2022.

"Release" has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment.

"Representatives" has the meaning ascribed thereto in Section 5.1(1).

"Required Consents" means those consents set forth in Section 1.1 of the Company Disclosure Letter.

"SEC" means the United States Securities and Exchange Commission. "Securities Act" means the Securities Act of 1933, as amended.

"Securities Authority" means the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

"Securities Laws" means the Securities Act (Ontario) and any other applicable Canadian provincial and territorial securities Laws, rules and regulations and published policies thereunder.

"SEDAR" means the System for Electronic Document Analysis and Retrieval.

"Shareholders" means the registered and/or beneficial holders of the Shares, as the context requires.

"Shares" means the common shares in the capital of the Company and includes, for greater certainty, any Shares issued upon the valid exercise of Company Options.

"Stock Option Plan" means the Stock Option Plan of the Company, initially adopted on May 27, 2019, and amended on August 8, 2019.

"Subsidiary" has the meaning ascribed thereto in the Securities Act (Ontario).

"Superior Proposal" means any unsolicited bona fide written Acquisition Proposal from a Person who is an arm's length third party, made after the date of this Agreement, to acquire not less than all of the outstanding Shares or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis that:

(i)

complies with Securities Laws and did not result from or involve a breach of this Agreement or any confidentiality or other agreement between the Person making the Acquisition Proposal and the Company or any of its Subsidiaries;

(ii)

is reasonably capable of being completed without undue delay relative to the Arrangement, taking into account, all financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal;

(iii)

is not subject to any financing contingency and in respect of which adequate arrangements have been made to ensure that the required consideration will be available to effect payment in full for all of the Shares or assets, as the case may be;

(iv)	is not subject to any access or due diligence condition;

(v)

the Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2)); and

(vi)

in the event that the Company does not have the financial resources to pay the Termination Fee, the terms of such Acquisition Proposal provide that the Person making such Acquisition Proposal shall advance or otherwise provide the Company the cash required for the Company to pay the Termination Fee and such amount shall be advanced or provided on or before the date such Termination Fee becomes payable.

"Superior Proposal Notice" has the meaning ascribed thereto in Section 5.4(1)(c).

"Supporting Shareholders" means each of those persons set out in Section 1.1 of the Company Disclosure Letter.

"Tax Act" means the Income Tax Act (Canada).

"Tax Returns" means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) , including any documents filed under, or in connection with, section 125.7 of the Tax Act, filed or required to be filed in respect of Taxes.

"Taxes" means  any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers' compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions and including, without limitation, and any amounts owing or refunds owing under section 125.7 of the Tax Act;  all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii);  any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and  any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

"Technology" has the meaning ascribed thereto in Paragraph 21 of Schedule C.

"Terminating Party" has the meaning ascribed thereto in Section 4.10(3).

"Termination Fee" has the meaning ascribed thereto in Section 8.2(2).

"Termination Fee Event" has the meaning ascribed thereto in Section 8.2(2).

"Termination Notice" has the meaning ascribed thereto in Section 4.10(3).

"Third Party Beneficiaries" has the meaning ascribed thereto in Section 8.7(1).

"TSX-V" means the TSX Venture Exchange.

"Unauthorized Code" means any virus, trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware, or data.

"Voting and Support Agreements" means, collectively, the voting and support agreements dated the date hereof between the Purchaser and each of the Supporting Shareholders.

“VTB Promissory Notes” means, collectively, (i) the promissory note dated effective December 13, 2019, issued by the Company in favour of 2603809 Ontario Inc. in the principal amount of $1,120,769.88, and (ii) the promissory note dated effective December 13, 2019, issued by the Company in favour of Stephen Aikman and Rodney Hall in the aggregate principal amount of $879,230.12.

"wilful breach" of any representation, warranty or covenant by a Party means that, as applicable, a senior officer of the applicable Party (a) as to a representation or warranty herein, had actual knowledge that a representation or warranty of the Party to which he or she served as a senior officer was materially false when made or (b) as to a covenant herein, directed or allowed the Party to take an action, fail to take action or permit an action to be taken or occur that he or she knew at such time constituted a material breach of a covenant herein by such Party.

Section 1.2    Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(a)

Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(b)	Currency. All references to dollars or to $ are references to Canadian dollars, unless specified otherwise.

(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(d)

Certain Phrases, etc. The words (i) "including", "includes" and "include" mean "including (or includes or include) without limitation," (ii) "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of," and (iii) unless stated otherwise, "Article", "Section", and "Schedule" followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term "Agreement" and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The term "made available" means copies of the subject materials were included in the Data Room.

(e)	Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement.

(f)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge of each of Telfer Hanson, David Kohler, Andrew Patient and Chirag Patel after due and diligent inquiry.

(g)

Accounting Terms. All accounting terms are to be interpreted in accordance with IFRS and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with IFRS.

(h)

Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(i)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(j)	Time References. References to time are to local time, Toronto, Ontario.

(k)

Schedules. The schedules attached to this Agreement and the Company Disclosure Letter form an integral part of this Agreement for all purposes of it. The Company Disclosure Letter and all information contained in it is confidential information and may not be disclosed except in accordance with the terms of the Confidentiality Agreement.

(l)

Subsidiaries.  To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

ARTICLE 2
THE ARRANGEMENT

Section 2.1    Arrangement

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2    Interim Order

As soon as reasonably practicable after the date of this Agreement, but in any event at a time so as to permit the Company Meeting to be held on or before the date specified in Section 2.3(a), the Company shall apply in a manner reasonably acceptable to the Purchaser pursuant to Section 182 of the OBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a)	for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)

that the required level of approval for the Arrangement Resolution shall be two-thirds of the votes cast on such resolution by Shareholders present in person or represented by proxy at the Company Meeting;

(c)

that, in all other respects, the terms, restrictions and conditions of the Company's Constating Documents, including quorum requirements and all other matters, shall, unless varied by the Interim Order or other order of the Court, apply in respect of the Company Meeting;

(d)	for the grant of Dissent Rights to those Shareholders who are registered Shareholders as contemplated in the Plan of Arrangement;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g)	confirmation of the record date for the purposes of determining the Shareholders entitled to notice of and to vote at the Company Meeting in accordance with the Interim Order;

(h)

that the record date for the Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponements of the Company Meeting, unless required by Law or with the prior written consent of the Purchaser;

(i)	that the Company Meeting may be held in-person or be a virtual meeting or hybrid meeting whereby Shareholders may join virtually; and

(j)	for such other matters as the Purchaser may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 2.3    The Company Meeting

The Company shall:

(a)

convene and conduct the Company Meeting in accordance with the Interim Order, the Company's Constating Documents and Law as soon as reasonably practicable (and in any event on or before January 30, 2023), and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser: (i) except as required or permitted under Section 4.10(3) or Section 5.4(5); (ii) except as required for quorum purposes (in which case, the Company Meeting shall be adjourned and not cancelled); or (iii) except as required by Law or by a Governmental Entity;

(b)

solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, using proxy solicitation services firms and cooperating with any Persons engaged by the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution;

(c)

promptly provide the Purchaser with copies of or timely access to information regarding the Company Meeting generated by any transfer agent or proxy solicitation services firm retained by the Company, as requested from time to time by the Purchaser;

(d)

permit the Purchaser to, at its own expense, directly or through a dealer or proxy solicitation services firm, actively solicit proxies in favour of the Arrangement Resolution on behalf of management of the Company in compliance with Law and disclose in the Company Circular that the Purchaser may make such solicitations;

(e)

fix the record date for the Company Meeting and the date of the Company Meeting, in each case, as agreed to between the Company and the Purchaser, each acting reasonably and consistent with the terms of this Agreement;

(f)	give notice to the Purchaser of the Company Meeting and allow the Purchaser and its representatives and legal counsel to attend the Company Meeting;

(g)

promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last 10 Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution, including the manner in which such proxies have been voted;

(h)

promptly advise the Purchaser of any communication (written or oral) from or claims brought by (or, to the knowledge of the Company, threatened to be brought by) any Person in opposition to the Arrangement and any exercise or purported exercise or withdrawal of Dissent Rights by Shareholders and provide the Purchaser with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such Person and to participate in any discussions, negotiations or proceedings involving any such Person;

(i)

not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to any claims regarding the Arrangement or Dissent Rights without the prior written consent of the Purchaser; and

(j)

not, without the Purchaser's prior written consent, change the record date for the Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law or as otherwise contemplated under the terms of this Agreement.

Section 2.4    The Company Circular

(1)

The Company shall promptly prepare and complete, in consultation with the Purchaser and its legal counsel, the Company Circular together with any other documents required by Law and the Interim Order in connection with the Company Meeting and the Arrangement, and the Company shall, promptly after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Shareholder and other Persons as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held by the date specified in Section 2.3(a).

(2)

The Company shall ensure that the Company Circular complies in all material respects with Law and the Interim Order, does not contain any Misrepresentation (provided that the Company shall not be responsible for the accuracy of any information furnished by the Purchaser in writing specifically for purposes of inclusion in the Company Circular pursuant to Section 2.4(4)) and provides the Shareholders with sufficient information including, for greater certainty, such disclosure required to be included in the Company Circular as is set forth in Section 2.4 of the Company Disclosure Letter, to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular must include: (i) a copy of the Fairness Opinion; (ii) a statement that the Board has received the Fairness Opinion and has unanimously determined, after receiving legal and financial advice, that (a) the Arrangement is fair to the Shareholders, (b) the Arrangement and the entering into of this Agreement is in the best interests of the Company and (c) the Board unanimously recommends that the Shareholders vote in favour of the Arrangement Resolution (the "Board Recommendation"); and (iii) a statement that each of the Supporting Shareholders have entered into Voting and Support Agreements pursuant to which they intend to vote all of their Shares in favour of the Arrangement Resolution.

(3)

The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its legal counsel, and agrees that all information relating solely to the Purchaser and its affiliates for inclusion in the Company Circular and any information describing the terms of the Arrangement, the Plan of Arrangement and this Agreement must be in a form and content satisfactory to the Purchaser acting reasonably. The Company shall provide the Purchaser with a final copy of the Company Circular prior to its filing and its mailing to the Shareholders and other Persons.

(4)

The Purchaser shall provide to the Company in writing, on a timely basis, all necessary information concerning the Purchaser and its affiliates that is required by Law to be included by the Company in the Company Circular and which is requested in writing by the Company, and the Purchaser shall ensure that such information does not contain any Misrepresentation.

(5)

Each Party shall promptly notify the other Party if it becomes aware that the Company Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall, in a manner consistent with this Section 2.4, cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity.

(6)

The Company shall promptly notify the Purchaser upon the receipt of any correspondence with respect to the Company Circular, the Company Meeting or the Arrangement, whether written or oral, from any Securities Authority or the staff of a Securities Authority or any request from any Securities Authority or the staff of a Securities Authority for information related to the Company Circular, the Company Meeting or the Arrangement or amendments or supplements to the Company Circular, and shall promptly provide the Purchaser with copies of all correspondence between the Company and its Representatives, on the one hand, and any Securities Authority or the staff of a Securities Authority, on the other hand. The Company shall respond as promptly as reasonably practicable to any correspondence with respect to the Company Circular, the Company Meeting or the Arrangement from any Securities Authority or the staff of a Securities Authority, and shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on any such response prior to submitting it to any Securities Authority or the staff of a Securities Authority, and shall give reasonable consideration to any comments made thereon by the Purchaser and its legal counsel.

Section 2.5    Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall, in consultation with the Purchaser and its legal counsel, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA, as soon as reasonably practicable, but in any event not later than three Business Days after the Arrangement Resolution is passed at the Company Meeting, or such other date as may be agreed to by the Parties in writing.

Section 2.6    Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(a)	diligently pursue, and cooperate with the Purchaser and its legal counsel, in diligently pursuing, the Interim Order and the Final Order;

(b)

provide the Purchaser and its legal counsel with reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, prior to the service and filing of such materials, and give reasonable consideration to all such comments and will accept the reasonable comments of the Purchaser and its legal counsel with respect to any information required to be supplied by the Purchaser and included in such materials;

(c)

provide legal counsel to the Purchaser with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal or oppose the granting of, the Interim Order or the Final Order;

(d)	ensure that all material filed with the Court in connection with the Arrangement is consistent with the terms of this Agreement and the Plan of Arrangement;

(e)

not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser's prior written consent, acting reasonably, provided that neither the Purchaser nor the Parent is required to agree or consent to any increase in the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser or the Parent's obligations or diminishes or limits the Purchaser or the Parent's rights in any material respect, set forth in in this Agreement or in any of such filed or served materials;

(f)

oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, do so only after notice to, and in consultation and cooperation with, the Purchaser and its legal counsel; and

(g)	not object to legal counsel to the Purchaser making such submissions on the application for the Interim Order and the Final Order as such counsel considers appropriate, acting reasonably.

Section 2.7    Articles of Arrangement and Effective Date

(1)

The Company shall amend the Plan of Arrangement from time to time at the reasonable request of the Purchaser, provided that no such amendment is inconsistent with the Interim Order or Final Order or is prejudicial to the Company or the Shareholders in any material respect.

(2)

The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the Plan of Arrangement, as it may be amended from time to time in accordance with this Agreement.

(3)

Unless another time or date is agreed to in writing by the Parties, the Company shall send the Articles of Arrangement to the Director on the third Business Day after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, are to be satisfied on the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date).

(4)	The closing of the Arrangement will take place electronically by way of exchange of closing documents and signatures.

Section 2.8    Payment of Consideration

The Purchaser shall, by no later than immediately prior to the sending by the Company of the Articles of Arrangement to the Director in accordance with Section 2.7(3), provide the Depositary with sufficient funds to be held in escrow (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably) to satisfy the aggregate consideration payable by the Purchaser pursuant to the Plan of Arrangement.

Section 2.9    Adjustment to Consideration

If, on or after the date of this Agreement, the Company sets a record date for any dividend or other distribution on the Shares that is prior to the Effective Date or the Company pays any dividend or other distribution on the Shares prior to the Effective Time, then, and without limitation to any other rights of the Purchaser and the Parent under this Agreement: (i) to the extent that the amount of such dividends or distributions per Share does not exceed the Consideration, the Consideration shall be reduced by the amount of such dividends or distributions; and (ii) to the extent that the amount of such dividends or distributions per Share exceeds the Consideration, such excess amount shall be placed in escrow for the account of the Purchaser or another Person designated by the Purchaser.

Section 2.10    Withholding Taxes

The Parent, the Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any amount otherwise payable or deliverable to any Affected Securityholders under the Plan of Arrangement such amounts as the Parent, the Purchaser, the Company or the Depositary, as applicable, may be permitted or are required to deduct and withhold, or reasonably believe are required to be deducted and withheld, from such amount otherwise payable or deliverable under any provision of any Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement and the Plan of Arrangement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.11    List of Shareholders

At the reasonable request of the Purchaser from time to time, the Company shall, as soon as reasonably practicable, provide the Purchaser with a list (in electronic form) of: (i) the registered Shareholders, together with their addresses and respective holdings of Shares; (ii) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Common Shares (including Company Optionholders and holders of Company RSUs); and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC and non-objecting beneficial owners of Shares, together with their addresses and respective holdings of Shares. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of holders of securities of the Company and other assistance as the Purchaser may reasonably request from time to time.

Section 2.12    Treatment of Company Options and Company RSUs

(1)

Pursuant to the terms of the Company Option Plan and the Company Option Agreements, and in connection with the Arrangement, on a date no later than twenty (20) days prior to the Company Option Exercise Deadline, the Company shall provide written notice to each Company Optionholder of the Arrangement and of the requirement that each such Company Optionholder shall deliver an Exercise Notice for all or any portion of the Company Options held by such Company Optionholder on or prior to the Company Option Exercise Deadline and that immediately following the Company Option Exercise Deadline, all rights of the Company Optionholder to the Company Options held by them or to exercise the same (to the extent not theretofore exercised) shall, to the extent not exercised in full, ipso facto terminate and cease to have further force and effect.

(2)

Parties acknowledge and agree that the outstanding Company Options shall be treated in accordance with the provisions of the Plan of Arrangement and that pursuant to the provisions of the Stock Option Plan, the Company may facilitate the deemed acceleration of vesting of any unvested Company Options as may be necessary or desirable to allow the holders of Company Options to exercise their Options for the purposes of participating in the Arrangement as Shareholders. The Parties shall take all such reasonable steps as may be necessary or desirable to give effect to this Section 2.12(2).

(3)

The Company shall cause the terms of all of the Company RSUs that are outstanding prior to the Effective Time to be amended in accordance with the terms and conditions of the Company RSU Plan and applicable Securities Laws such that:

(a)	the vesting of such Company RSUs shall be accelerated to the moment immediately preceding the Effective Time; and

(b)	such Company RSUs shall be required to be settled, and shall be settled, in the form of Shares pursuant to the Company RSU Plan, such that no Company RSUs will be outstanding at the Effective Time.

Section 2.13    Guarantee

The Parent hereby unconditionally and irrevocably guarantees in favour of the Company, as principal and not as surety, the due and punctual performance (and, where applicable, payment) by the Purchaser (and its successors and permitted assigns) of each of its obligations and liabilities under this Agreement and the Plan of Arrangement, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, including providing the Depositary with sufficient funds under Section 2.8 and all related or other fees and expenses for which the Purchaser is responsible under the terms of this Agreement (all in accordance with the terms thereof). The Parent hereby agrees that no release or extinguishments of the Purchaser's liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the validity and enforceability of the Parent's guarantee under this Section 2.13. The Parent hereby agrees that the Company will have no obligation to proceed first against the Purchaser in respect of any such matter before exercising its rights under this guarantee against the Parent and the Parent agrees to be liable for all guaranteed obligations as if it were the principal obligor of such obligations.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of the Company

(1)

Except as set forth in the correspondingly numbered section of the Company Disclosure Letter (it being understood and agreed that the disclosure of any fact or item in any section of the Company Disclosure Letter shall constitute disclosure for any of the representations and warranties of the Company set forth in Schedule C where the relevance of any such fact or item is reasonably apparent on its face from a reading of such disclosure), the Company represents and warrants to the Parent and the Purchaser as set forth in Schedule C and acknowledges and agrees that each of the Parent and the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

Except for the representations and warranties set forth in this Agreement, neither the Company nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Company.

(3)

The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the earlier of Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2    Representations and Warranties of the Purchaser and the Parent

(1)

Each of the Purchaser and Parent jointly and severally represent and warrant to the Company as set forth in Schedule D and acknowledge and agree that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

Except for the representations and warranties set forth in this Agreement, neither the Purchaser or the Parent nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Purchaser or the Parent.

(3)

The representations and warranties of each of the Purchaser and the Parent contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated at the earlier of Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
COVENANTS

Section 4.1    Conduct of Business of the Company

(1)

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed; (ii) as required by this Agreement; (iii) as required by Law; or (iv) as expressly contemplated by the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in material compliance with applicable Laws, and the Company shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries' business organization, assets, properties, employees, goodwill and business relationships it currently maintains with Governmental Entities, customers, suppliers, partners and other Persons with which the Company or any of its Subsidiaries has material business relations.

(2)

Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed; (ii) as required by this Agreement; (iii) as required by Law; or (iv) as expressly contemplated by the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, other than as set forth in the budget disclosed in Section 4.1(2) of the Company Disclosure Letter (the "Projected Budget") (provided that, for greater certainty, any actual expenditures made in any month in accordance with the Projected Budget may only be made in an aggregate monthly amount as specified in the Projected Budget for that month, as applicable; and further provided that the projected monthly expenditures specified the Projected Budget that are not actually expended in any month may not be carried over to other periods):

(a)	amend its articles of incorporation, articles of arrangement, articles of amalgamation, by-laws or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(b)	split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof);

(c)	redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries;

(d)

amend the terms of any of its securities, reduce the capital of any of its securities or otherwise enter into any transaction that would reduce the "paid-up" capital (within the meaning of the Tax Act) of its shares;

(e)

issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of, any securities of the Company or of any of its Subsidiaries (including any securities or rights that are linked to the value or price of the Shares) or any options, warrants or similar rights exercisable or exchangeable for or convertible into capital stock of the Company or any of its Subsidiaries, except for the proposed issuance of Company RSU's described in the Company Disclosure Letter and the issuance of Shares issuable upon the exercise of the Company Options and Company RSUs outstanding as of the date hereof as disclosed in the Company Disclosure Letter;

(f)

acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses, other than for greater certainty inventory acquired in the Ordinary Course;

(g)	enter into any joint venture or similar agreement, arrangement or relationship with any other Person;

(h)

sell, lease or otherwise transfer, directly or indirectly, in one transaction or in a series of related transactions, any of the Company's or its Subsidiaries assets other than inventory sold in the Ordinary Course;

(i)	reorganize, amalgamate or merge the Company or any of its Subsidiaries;

(j)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(k)

make or rescind any Tax election, information schedule, return or designation or settle or compromise any material Tax claim, assessment, reassessment or liability, or change any of its methods of reporting income, deductions or accounting for income Tax purposes;

(l)	make any operating expenditure or capital expenditure or any commitment to do so;

(m)	(i) issue any note, bond or other debt security evidencing indebtedness; or (ii) create, incur, assume or guarantee or otherwise become liable for any indebtedness for borrowed money;

(n)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person;

(o)	make any change in the Company's accounting principles, except as required by concurrent changes in IFRS;

(p)	grant any Lien (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries;

(q)

except as required by Law: (i) grant or enter into any general increase in the rate of wages, salaries, compensation, bonus levels, benefits, severance, change of control, pension, termination or other pay or benefits payable (or improvements to notice or pay in lieu of notice) to, or amend or modify any existing arrangement with, any current or former Company Employee or current or former director of the Company or any of its Subsidiaries; (ii) enter into or modify any Contract, plan or policy with respect to change of control, severance, retention or termination payments with any current or former Company Employee or current or former director of the Company or any of its Subsidiaries; (iii) adopt any new Employee Plan or make any material amendment or modification to any existing Employee Plan, (iv) grant any bonuses, whether monetary or otherwise, to any Company Employee or to any director of the Company or any of its Subsidiaries; (v) increase the benefits payable under any employment agreements with any current or former Company Employee or current or former director of the Company or any of its Subsidiaries; (vi) change the terms of employment for any Company Employee; (vii) enter into any deferred compensation or other similar agreement (or amend any such existing agreements) with any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; (viii) increase or agree to increase, any funding obligation or accelerate or agree to accelerate, the timing of any funding obligation under any Employee Plan; (ix) grant any equity or equity based or similar awards; (x) act to accelerate the vesting or payment of any compensation or benefit for any current or former Company Employee or any current or former director of the Company or any of its Subsidiaries; or (xi) reduce the Company's or any of its Subsidiaries' work force;

(r)	commence, waive, release, assign, settle or compromise any litigation, proceedings or governmental investigations;

(s)

amend or modify in any material respect or terminate or waive any material right under any Material Contract or enter into any contract or agreement that would be a Material Contract if in effect on the date hereof;

(t)

enter into any Contract that limits or otherwise restricts the Company, any of its Subsidiaries or any of their respective affiliates or any of their respective successors from engaging in any line of business or carrying on business in any geographic area or the scope of Person to whom any such Person may sell products or services or acquire products or services from;

(u)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(v)	enter into or amend any Contract with any broker, finder or investment banker, including any amendment of any of the Contracts with the Financial Advisor or Bloom Burton Securities Inc.;

(w)

except as contemplated in Section 4.11, amend, modify, terminate, cancel or let lapse any material insurance (or re-insurance) policy of the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

(x)

knowingly take any action or permit inaction or enter into any transaction that could reasonably be expected to have the effect of reducing or eliminating the amount of the tax cost "bump" pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of the securities of any affiliates or Subsidiaries and other non-depreciable capital property owned by the Company or any of its Subsidiaries, upon an amalgamation or winding-up of the Company or any of its Subsidiaries (or any of their respective successors);

(y)	enter into any Contract with a Person that does not deal at arms' length (as defined in the Tax Act) with the Company and its Subsidiaries;

(z)	make any “investment” in a foreign affiliate of the Company (within the meaning of subsection 212.3(10) of the Tax Act); or

(aa)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(3)

The Company will, in all material respects, conduct itself so as to keep the Purchaser fully informed as to the material decisions required to be made or material actions required to be taken with respect to the operation of its and its Subsidiaries' business.

Section 4.2    Covenants of the Company Relating to the Arrangement

(1)

The Company shall perform, and shall cause each of its Subsidiaries to perform, all obligations required or desirable to be performed by the Company or any of its Subsidiaries under this Agreement, cooperate with the Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause each of its Subsidiaries to:

(a)

use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(b)

use all commercially reasonable efforts to obtain, provide and maintain, as applicable, all third party or other consents (including the Required Consents), waivers, permits, exemptions, orders, approvals, notices, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained or provided under the Material Contracts in connection with the Arrangement or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser or the Parent to pay, any consideration or incurring any liability or obligation or agreeing to any amendment or modification to any such Material Contract without the prior written consent of the Purchaser;

(c)

use all commercially reasonable efforts to effect all necessary registrations, filings, notices and submissions of information required by Governmental Entities from the Company and its Subsidiaries relating to the Arrangement (provided that, matters relating to the Regulatory Approvals shall be governed by Section 4.4);

(d)

use all commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(e)

not take any action, or refrain from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which could reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement other than in accordance with this Agreement; and

(f)

use commercially reasonable efforts to assist in effecting the resignations of each member of the Board and the board of directors of each of the Company's Subsidiaries (in each case, to the extent requested by the Purchaser), and causing them to be replaced by Persons nominated by the Purchaser effective as of the Effective Time.

(2)	The Company shall promptly notify the Purchaser in writing of:

(a)

any Material Adverse Effect or any change, event, occurrence, effect, state of factors or circumstance that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(b)

any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement or the Arrangement;

(c)

any notice or other communication from any supplier, marketing partner, material customer, distributor or reseller to the effect that such supplier, marketing partner, customer, distributor or reseller is terminating, may terminate, or otherwise is, or may, adversely modify, its relationship with the Company or any of its Subsidiaries;

(d)

any notice or other communication from any Governmental Entity in connection with this Agreement or the Arrangement (and contemporaneously provide a copy of any such notice or communication to the Purchaser); or

(e)

any filings, actions, suits, claims, investigations or proceedings commenced or, to the Company's knowledge, threatened against, relating to or involving the Company or any of its Subsidiaries or that relate to this Agreement or the Arrangement.

Section 4.3    Covenants of Purchaser and Parent Relating to the Arrangement

(1)

The Purchaser and the Parent shall perform all obligations required to be performed by them under this Agreement, cooperate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, each of the Purchaser and the Parent shall:

(a)

use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to them and comply promptly with all requirements imposed by Law on them with respect to this Agreement or the Arrangement;

(b)

use all commercially reasonable efforts to cooperate with the Company in obtaining, providing and maintaining all third party or other consents, waivers, permits, exemptions, orders, approvals, notices, agreements, amendments or confirmations that are (i) necessary or advisable to be obtained or provided under the Material Contracts in connection with the Arrangement or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without committing themselves or the Company to pay any consideration or to incur any liability or obligation that is not conditioned on consummation of the Arrangement;

(c)

use all commercially reasonable efforts to effect all necessary registrations, filings, notices and submissions of information required by Governmental Entities from them relating to the Arrangement (provided that, matters relating to the Regulatory Approvals shall be governed by Section 4.4); and

(d)

use all commercially reasonable efforts, upon reasonable consultation with the Company, to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which they are a party or brought against them challenging the Arrangement or this Agreement.

(2)

The Purchaser shall promptly notify the Company in writing of any filings, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Purchaser or the Parent that relate to this Agreement or the Arrangement.

Section 4.4    Covenants of Purchaser and Parent Relating to the Debt Financing

(1)

The Purchaser will use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing prior to the Effective Date, including using commercially reasonable efforts to:

(a)

maintain in effect the Commitment Letter in accordance with its terms (except for amendments, supplements, modifications, replacements or waivers not prohibited by this Agreement) until the Effective Date;

(b)	satisfy on a timely basis all conditions to funding in the Commitment Letter;

(c)	consummate the Debt Financing contemplated by the Commitment Letter on or prior to the Effective Time; and

(d)

enforce its rights under the Commitment Letter in the event of a breach by any party thereto. The Purchaser will refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Debt Financing.

(2)

Except as otherwise provided herein, the Purchaser will not amend, alter, supplement, modify or replace, or agree to amend, alter, supplement or replace, or permit the amendment, alteration, supplementation, modification or replacement of the Commitment Letter or waive any of its rights thereunder, in each case in any manner that would:

(a)	reduce (or have the effect of reducing) the aggregate amount of the Debt Financing; or

(b)

impose new or additional conditions or contingencies or otherwise expand, amend, replace, alter or modify any of the conditions or contingencies to the receipt of any portion of the Debt Financing in a manner that would: (A) reasonably be expected to prevent or materially impair or delay the availability of the Debt Financing at the Effective Time; (B) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur; (C) adversely impact the ability of the Purchaser to enforce its rights against other parties to the Commitment Letter; or (D) otherwise adversely affect the ability of the Purchaser to consummate the transactions contemplated hereby at the Effective Time.

(3)	The Purchaser will promptly keep the Company informed of:

(a)

the expiration, breach, repudiation or termination (or anticipated, attempted, threatened or purported repudiation or termination, whether or not valid and whether or not in writing) of the Commitment Letter for any reason;

(b)

receipt of written notice of the refusal of the Debt Lender to provide, or of any stated intent by the Debt Lender to refuse to provide, the full Debt Financing contemplated by the Commitment Letter, in each case, notwithstanding the efforts of the Purchaser to satisfy its obligations under this Section 4.4; or

(c)

for any reason, all or any portion of the Debt Financing becoming unavailable, or is expected, or would reasonably be expected to, become unavailable, in the manner or from the sources contemplated in the Commitment Letter. In such event, the Purchaser will use its commercially reasonable efforts to arrange, as promptly as practicable, for alternative financing of an amount sufficient to consummate the transactions contemplated by this Agreement. The Purchaser will deliver correct and complete copies of any amendment, replacement, supplement or other modification or waiver of the Commitment Letter or any provision thereof to the Company as promptly as practicable following the execution thereof. In the event that any Commitment Letter is amended, restated, amended and restated, supplemented, modified, or replaced, the term "Commitment Letter" as used herein will be deemed to include the new or amended commitment letter or arrangements described in this Section 4.4 to the extent then in effect, the term "Debt Financing" as used herein will be deemed to include the applicable financing contemplated by any such new or amended commitment letter or arrangement, and the term "Debt Lender" as used herein will be deemed to include the applicable sources of debt financing contemplated by any such new or amended commitment letter or arrangement.

(4)	The Purchaser will keep the Company informed in reasonable detail on a current basis of all material matters reasonably related to the Debt Financing.

Section 4.5    Assistance with Purchaser Financing

The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to provide such cooperation to the Purchaser as the Purchaser may reasonably request in connection with the arrangements by the Purchaser to obtain the funding of the Debt Financing as contemplated in the Commitment Letter (provided that such request is made on reasonable notice and reasonably in advance of the Effective Time and provided such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (and subject to the foregoing), as so requested: (i) participating in a reasonable number of meetings and due diligence sessions and otherwise cooperate with the marketing efforts for any of the Debt Financing contemplated by the Commitment Letter; (ii) subject to Laws and any Contract and using commercially reasonable efforts to obtain any necessary consents in connection therewith, (iii) promptly execute and deliver to the Purchaser and the Debt Lender at least three (3) Business Days before the Effective Time all reasonably requested documentation and other information with respect to the Company and its Subsidiaries (excluding information about its shareholders and creditors) that is required in connection with the Debt Financing under applicable "know-your-customer" and anti-money laundering rules and regulations and that is requested at least five (5) Business Days before the Effective Time; (v) furnishing the Purchaser as promptly as reasonably practicable with available financial and other reasonably required or customary information regarding the Company, any of its Subsidiaries or any combination of such Persons, as specifically required by the Commitment Letter, (vi) facilitating the pledging of collateral and the granting of guarantees, provided that any such consent may be conditioned on the occurrence of the closing of the Arrangement, and shall only be effective at the Effective Time; and (vii) using commercially reasonable efforts to furnish to the Purchaser documents (including customary payoff letters and lien release documents) reasonably required by the Purchaser or its Debt Lender relating to the repayment of existing indebtedness (and release of related liens) of the Company and its Subsidiaries under the Credit Facility or other Indebtedness to be paid at the Effective Time (provided that the Company and its Subsidiaries shall not be required to make any payment in connection with the foregoing). Notwithstanding the foregoing, none of the Company nor any Subsidiary of the Company will be required to: (i) pay or agree to pay any commitment, consent or other fee or incur any other cost, expense or liability in connection with any such financing prior to the Effective Time; (ii) take any action or do anything that would contravene any Law, contravene any contract or be capable of impairing, preventing or delaying the satisfaction of any condition set forth in Article 6 hereof; or (iii) commit to take any action that is not contingent on the consummation of the Arrangement.

Section 4.6    Regulatory Approvals

(1)

As soon as reasonably practicable after the date of this Agreement, each Party shall make all notifications, filings, applications and submissions with Governmental Entities required or considered advisable by the Purchaser in connection with any Regulatory Approval and each Party shall use its commercially reasonable efforts to obtain and maintain any Regulatory Approvals prior to the Outside Date.

(2)

The Parties shall cooperate with one another in connection with obtaining any Regulatory Approvals including by providing or submitting on a timely basis all documentation and information that is required, or in the opinion of the Purchaser, advisable, in connection with obtaining any Regulatory Approvals and use their commercially reasonable efforts to ensure that such information does not contain a Misrepresentation.

(3)

The Parties shall cooperate with and keep one another reasonably informed as to the status of and the processes and proceedings relating to obtaining any Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Entity in respect of any Regulatory Approval, and shall not make any submissions or filings or participate in any meetings or any material conversations with any Governmental Entity in respect of any Regulatory Approval unless it consults with the other applicable Party in advance and, to the extent not precluded by such Governmental Entity, gives the other applicable Party the opportunity to review drafts of any submissions or filings, and attend and participate in any communications or meetings with any such Governmental Entity. Despite the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before sharing with the other applicable Party to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other applicable Party non-redacted versions of drafts and final submissions, filings or other written communications with any Governmental Entity on the basis that the redacted information will not be shared with its clients.

(4)

Each Party shall notify the other applicable Party if it becomes aware that any (i) application, filing, document or other submission for any Regulatory Approval contains a Misrepresentation or (ii) any Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Company shall, in consultation with and subject to the prior approval of the Purchaser, cooperate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(5)

If any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law, the Parties shall, at the direction of the Purchaser, use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such objection or proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

Section 4.7    Access to Information; Confidentiality

(1)

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to Law, the Company shall give the Purchaser and its representatives: (i) upon reasonable prior notice, reasonable access during normal business hours to its and its Subsidiaries' (a) premises, (b) property and assets (including all books and records, whether retained internally or otherwise), (c) Contracts (including leases) and Authorizations and (d) senior personnel; and (ii) such financial and operating data or other information with respect to the assets or business of the Company and its Subsidiaries as the Purchaser may from time to time reasonably request, including for integration planning purposes, provided that such access does not unduly interfere with the conduct of the business of the Company or its Subsidiaries. The Company shall continue to afford the Purchaser and its representatives with access to the Data Room. Without limiting the generality of the foregoing: (i) the Company shall, upon the Purchaser's request, facilitate discussions between the Purchaser and any third party from whom consent may be required in connection with the Arrangement or with whom the Company or any of its Subsidiaries does business; and (ii) the Purchaser and its representatives shall, upon reasonable prior notice, have the right to conduct inspections of each of the Company's and its Subsidiaries' properties and material assets.

(2)

Investigations made by or on behalf of the Parent and Purchaser, whether under this Section 4.7 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

(3)

The Parent and the Purchaser each acknowledge that the Confidentiality Agreement continues to apply and that any information provided pursuant to Section 4.7(1) that is non-public and/or proprietary in nature shall be subject to the terms of the Confidentiality Agreement.

Section 4.8    Pre-Acquisition Reorganization

(1)

Subject to the remainder of this Section 4.8, the Company agrees that, upon the reasonable request by the Purchaser, the Company shall: (i) effect such reorganizations of the Company's and its Subsidiaries' corporate structure, capital structure, business, operations or assets and such other transactions as the Purchaser may request, acting reasonably (each a "Pre-Acquisition Reorganization"); and (ii) cooperate with the Purchaser and its advisors in order to determine the nature and manner in which any Pre-Acquisition Reorganization might most effectively be undertaken.

(2)

Without limiting the generality of the foregoing, the Company acknowledges that the Purchaser may enter into transactions designed to step up the tax basis in certain capital property of the Company and/or its Subsidiaries for purposes of the Tax Act and agrees to use commercially reasonable efforts to provide information reasonably requested and required by the Purchaser in this regard on a timely basis and to assist in obtaining any such information.

(3)	Neither the Company nor any of its Subsidiaries will be obligated to perform any Pre- Acquisition Reorganization under Section 4.8(1) unless such Pre-Acquisition Reorganization:

(a)

can be unwound in the event the Arrangement is not consummated without adversely affecting the Company or any of its Subsidiaries, or their respective securityholders, as applicable, in any material respect;

(b)	is not prejudicial to the Company or its securityholders in any material respect;

(c)	does not reduce or modify the consideration to be received under the Arrangement by any securityholder of the Company;

(d)	does not interfere with the ongoing operations of the Company or its Subsidiaries in any material respect;

(e)	does not require the Company to obtain the approval of the Shareholders;

(f)

does not result in (i) any material breach by the Company of any Material Contract; (ii) a breach of any Law or any material Authorizations, or (iii) a breach of the Company's or any of its Subsidiaries' Constating Documents;

(g)

does not impair, prevent or delay the satisfaction of any conditions in Article 6 or the ability of the Parties to consummate the Arrangement, and will not delay the consummation of the Arrangement in any material respect;

(h)	would not adversely impact any of the Regulatory Approvals in any material respect;

(i)

would not result in any Taxes being imposed on, or any adverse Tax to, the Company, any of its Subsidiaries, or any securityholder of the Company incrementally greater than the Taxes to such party in connection with the Arrangement in the absence of any such Pre-Acquisition Reorganization; and

(j)	is effected as close to the Effective Time as is reasonably practicable.

(4)

The Purchaser must provide written notice to the Company of any proposed Pre- Acquisition Reorganization at least 15 Business Days prior to the Effective Time. Upon receipt of such notice, the Purchaser and the Company shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and, subject to Section 4.8(3), do all such other acts and things as are reasonably necessary (including making amendments to this Agreement or the Plan of Arrangement provided that such amendments do not require the Company to obtain approval of securityholders of the Company other than as properly put forward and approved at the Company Meeting) to give effect to such Pre-Acquisition Reorganization. If the Arrangement is not completed, the Purchaser shall forthwith reimburse the Company for all costs and expenses, including reasonable legal fees and disbursements, incurred by the Company and its Subsidiaries in connection with any proposed Pre-Acquisition Reorganization. The Purchaser will indemnify and hold harmless the Company, its Subsidiaries and their respective directors, officers, employees, agents and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization, or to reverse or unwind any Pre- Acquisition Reorganization.

(5)

The Purchaser agrees that it will be responsible for all costs and expenses associated with any Pre-Acquisition Reorganization to be carried out at its request and that any Pre-Acquisition Reorganization will not be considered in determining whether a representation, warranty or covenant of the Company under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract) or if a condition for the benefit of the Purchaser has been satisfied.

Section 4.9    Public Communications

The Company and the Purchaser, each acting reasonably, shall agree on the text of joint press releases by which the Company and the Purchaser will announce: (i) the execution of this Agreement; and (ii) the completion of the Arrangement. The Parties shall cooperate in the preparation of presentations, if any, to the Shareholders regarding the Arrangement. Except as required by Law, a Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any Party that, in the opinion of its legal counsel, is required to make disclosure by Law shall use its reasonable best efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review and comment on the disclosure. The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or its counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure. For the avoidance of doubt, none of the foregoing shall prevent a Party from making internal announcements to employees and having discussions with stakeholders so long as such announcements and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by the Parties. The Parties consent to this Agreement being filed on SEDAR and EDGAR as soon as practicable after the public announcement of the transactions contemplated hereby.

Section 4.10    Notice and Cure Provisions

(1)	Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)

cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time;

(b)	result in the failure to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement;

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other Party hereto contained in Article 6.

(2)

Notification provided under this Section 4.10 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)

The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c), unless the Party seeking to terminate this Agreement (the "Terminating Party") has delivered a written notice ("Termination Notice") to the applicable other Party (the "Breaching Party") specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date. If the Terminating Party delivers a Termination Notice prior to the date of the Company Meeting, unless the Parties mutually agree otherwise, the Company shall postpone or adjourn the Company Meeting to the earlier of (a) 10 Business Days prior to the Outside Date and (b) the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party.

Section 4.11    Insurance and Indemnification

(1)

Prior to the Effective Date, the Company shall purchase customary "tail" or "run off" policies of directors' and officers' liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and the Purchaser will, or will cause the Company and its Subsidiaries to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided that the cost of such policies shall not exceed 300% of the current annual premium for the Company's directors and officers insurance.

(2)

The Purchaser shall, from and after the Effective Time, honour all rights to indemnification or exculpation now existing in favour of present and former Company Employees and directors of the Company and its Subsidiaries to the extent that they are contained in the Company's Constating Documents or the constating documents of any of the Company's Subsidiaries or disclosed in Section 4.11(2) of the Company Disclosure Letter, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

(3)

This Section 4.11 shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, the present and former employees, officers and directors of the Company, its Subsidiaries and their respective heirs, executors, administrators and personal representatives and shall be binding on the Purchaser, the Company, its Subsidiaries and their respective successors and assigns, and, for such purpose, the Company hereby confirms that it is acting as agent and trustee on behalf of the present and former employees, officers and directors of the Company, its Subsidiaries and their respective heirs, executors, administrators and personal representatives.

Section 4.12    Payoff and Release Letters

The Company shall use commercially reasonable efforts to obtain, at least two Business Days prior to the Effective Date, and shall obtain prior to the Effective Date, customary payoff letters with respect to all of the Company Indebtedness, in each case, providing for the termination of all Liens securing obligations under the Company Indebtedness, if any and as applicable, and the termination of the Company Indebtedness, all guarantees thereof and all related documents (other than obligations thereunder which expressly survive termination), upon payment of all obligations owing under Company Indebtedness, each as of the Effective Date.

Section 4.13    Delisting

Subject to Laws, the Company shall use its commercially reasonable efforts in cooperation with the Purchaser to cause the Shares to be de-listed from the TSX-V with effect on or as promptly as practicable following the Effective Date.

ARTICLE 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1    Non-Solicitation

(1)

Except as provided in this Article 5, the Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, shareholder, representative (including any financial or other adviser) or agent of the Company or of any of its Subsidiaries (collectively, "Representatives"), or otherwise, and shall not permit any such Person to:

(a)

solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal or enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than with the Purchaser and the Parent) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; provided that the Company may (A) communicate with any Person for the sole purpose of clarifying the terms and conditions of any inquiry, proposal or offer made by such Person and informing itself about the Person that made it, (B) advise any Person of the restrictions of this Agreement, and (C) advise any Person making an Acquisition Proposal that the Board (or any committee thereof) has determined that such Acquisition Proposal does not constitute, or is not reasonably expected to constitute or lead to, a Superior Proposal;

(b)	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, the Board Recommendation;

(c)

accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced Acquisition Proposal for a period of no more than five Business Days following the public announcement of such Acquisition Proposal will not be considered to be in violation of this Section 5.1 provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five Business Day period (or in the event that the Company Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Company Meeting)); or

(d)

accept or enter into (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3) or publicly propose to accept or enter into any agreement, letter of intent, understanding or arrangement in respect of an Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to constitute or lead to an Acquisition Proposal.

(2)

The Company shall, and shall cause its Subsidiaries and its Representatives to, immediately cease and terminate, any solicitation, encouragement, discussion, negotiation or other activities with any Person (other than with the Purchaser and the Parent) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and without limiting the generality of the foregoing, the Company shall:

(a)

immediately (and in any event within 24 hours) discontinue access to and disclosure of all information, including access to any data room and any access to the properties, facilities, books and records of the Company or of any of its Subsidiaries; and

(b)

within two Business Days of the date of this Agreement, request, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding the Company or any Subsidiary provided to any Person (other than the Purchaser and the Parent and their representatives) and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any Subsidiary, using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(3)

The Company represents and warrants that neither the Company, its Subsidiaries nor any of their respective Representatives has waived any confidentiality, standstill or similar agreement or restriction to which the Company or any of its Subsidiaries is a party, and the Company covenants and agrees that (i) it shall use all reasonable actions to enforce any confidentiality, standstill, use, business purpose or similar agreement or restriction to which the Company or any of its Subsidiaries is a party and (ii) neither the Company, any of its Subsidiaries nor any of their respective Representatives will, without the prior written consent of the Purchaser (which may be withheld, conditioned or delayed in the Purchaser's sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify any Person's obligations respecting the Company or any of its Subsidiaries, under any confidentiality, standstill, use, business purpose or similar agreement or restriction to which the Company or any of its Subsidiaries is a party (it being acknowledged by the Parent and Purchaser that the automatic termination or release of any standstill restrictions of any such agreements as a result of the entering into and announcement of this Agreement shall not be a violation of this Section 5.1(3)).

Section 5.2    Notification of Acquisition Proposals

If the Company or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any of its Subsidiaries, the Company (a) shall promptly notify the Purchaser, at first orally, and then within 24 hours, in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and shall provide the Purchaser with copies of all documents, correspondence or other material received in respect of, from or on behalf of any such Person and such other details of such Acquisition Proposal, inquiry, proposal, offer or request as the Purchaser may request, and (b) may contact the Person making such Acquisition Proposal, inquiry, proposal, offer or request and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer or request so as to determine whether such Acquisition Proposal, inquiry, proposal, offer or request is, or may reasonably be expected to constitute or lead to, a Superior Proposal. The Company shall keep the Purchaser fully informed on a current basis of the status of developments and (to the extent permitted by Section 5.3) negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and shall provide to the Purchaser copies of all material or substantive correspondence if in writing or electronic form, and if not in writing or electronic form, a description of the material terms of such correspondence, sent or communicated by or to the Company in respect of such Acquisition Proposal, inquiry, proposal, offer or request.

Section 5.3    Responding to an Acquisition Proposal

Notwithstanding Section 5.1, if at any time prior to obtaining the approval of the Shareholders of the Arrangement Resolution, the Company receives an unsolicited written Acquisition Proposal, the Company may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal and may provide copies of, access to or disclosure of information, properties, facilities, books or records of the Company or its Subsidiaries to such Person, if and only if:

(a)

the Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or may reasonably be expected to constitute or lead to a Superior Proposal;

(b)

such Person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction with the Company or its Subsidiaries;

(c)	the Company has been, and continues to be, in compliance with its obligations under Section 5.1 and Section 5.2;

(d)

the Company enters into a confidentiality and standstill agreement with such Person substantially in the same form as the Confidentiality Agreement, together with standstill provisions in form acceptable to the Purchaser, acting reasonably, and that is otherwise on terms no less onerous or more beneficial to such Person than the Confidentiality Agreement; and

(e)	the Company promptly provides the Purchaser with:

(i)	prior written notice stating the Company's intention to participate in such discussions or negotiations and to provide such copies, access or disclosure;

(ii)	prior to providing such copies, access or disclosure, a true, complete and final executed copy of the confidentiality and standstill agreement referred to in Section 5.3(d); and

(iii)	any non-public information concerning the Company and its Subsidiaries provided to such other Person which was not previously provided to the Purchaser.

Section 5.4    Right to Match

(1)

If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Shareholders, the Board may, subject to compliance with Article 7 and Section 8.2, enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(a)

the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction;

(b)	the Company has been, and continues to be, in compliance with its obligations under this Article 5;

(c)

the Company has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into a definitive agreement with respect to such Superior Proposal, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (the "Superior Proposal Notice");

(d)

the Company has provided to the Purchaser a copy of the proposed definitive agreement with respect to the Superior Proposal and all supporting materials (including any financing commitments or other documents in possession of the Company and its Representatives containing material terms and conditions of such Superior Proposal);

(e)

at least five Business Days (the "Matching Period") have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received a copy of the proposed definitive agreement with respect to the Superior Proposal and all supporting materials (including any financing commitments or other documents in possession of the Company and its Representatives containing material terms and conditions of such Superior Proposal) from the Company;

(f)

during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(g)

after the Matching Period, the Board has determined in good faith after consultation with its legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of this Agreement and the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2)); and

(h)	prior to or concurrently with entering into such definitive agreement, the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) and pays the Termination Fee pursuant to Section 8.2.

(2)

During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (a) the Board shall review in good faith any offer made by the Purchaser under Section 5.4(1)(f) to amend the terms of this Agreement and the Arrangement in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Company shall, and shall cause its Representatives to, negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)

Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new five Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice and a copy of the proposed definitive agreement for the new Superior Proposal from the Company.

(4)

The Board shall promptly reaffirm the Board Recommendation by press release after any Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or the Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as required by the Purchaser and its counsel.

(5)

If the Company provides a Superior Proposal Notice to the Purchaser on a date that is less than 10 Business Days before the Company Meeting, the Company shall either proceed with or shall postpone or adjourn the Company Meeting, as directed by the Purchaser acting reasonably, to a date that is not more than 10 Business Days after the scheduled date of the Company Meeting, but in any event the Company Meeting shall not be postponed to a date which would prevent the Effective Date from occurring on or prior to the Outside Date.

(6)

Nothing contained in this Section 5.4 shall limit in any way the obligation of the Company to convene and hold the Company Meeting in accordance with Section 2.3 of this Agreement while this Agreement remains in force.

(7)

Nothing contained in this Agreement shall prevent the Board from complying with Section 2.17 of National Instrument – 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors' circular in respect of an Acquisition Proposal that is not a Superior Proposal.

(8)

Without limiting the generality of this Article 5, the Company shall advise its Subsidiaries and their respective Representatives of the prohibitions set out in this Article 5 and any violation of the restrictions set out in this Article 5 by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Article 5 by the Company.

Section 5.5    Board's Fiduciary Duties

(1)

Nothing in this Agreement shall prevent the Board from: responding through a directors' circular as required by applicable Securities Laws to an Acquisition Proposal; or making any disclosure to the securityholders of the Company if the Board, acting in good faith and after consultation with outside legal counsel, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board or such other disclosure that is otherwise required under applicable Law.

ARTICLE 6
CONDITIONS

Section 6.1    Mutual Conditions Precedent

The Purchaser and the Company are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the mutual consent of the Purchaser and the Company:

(1)	Arrangement Resolution. The Arrangement Resolution has been approved and adopted by the Shareholders at the Company Meeting in accordance with the Interim Order.

(2)

Interim Order and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.

Section 6.2    Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)

Representations and Warranties. (i) The representations and warranties of the Company set forth in Paragraphs 1 [Organization and Qualification], 2 [Corporate Authorization], 3 [Execution and Binding Obligation], 6 [Capitalization], 8 [Subsidiaries] and 33 [Brokers] of Schedule C were true and correct as of the date of this Agreement and are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) other than for de minimis inaccuracies; (ii) the representations and warranties of the Company set forth in Paragraphs 5 [Non-Contravention], 12 [No Undisclosed Liabilities] and 15 [Compliance with Laws] of Schedule C were true and correct as of the date of this Agreement and are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) in all material respects (and, for this purpose, any reference to "material", "Material Adverse Effect" or other concepts of materiality in such representations and warranties shall be ignored); and (iii) all other representations and warranties of the Company set forth in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) in all respects, except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect (and, for this purpose, any reference to "material", "Material Adverse Effect" or other concepts of materiality in such representations and warranties shall be ignored); and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(2)

Performance of Covenants. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by two senior officers of the Company (in each case without personal liability) addressed to the Purchaser and dated the Effective Date.

(3)	No Legal Action. There is no action or proceeding (whether, for greater certainty, by a Governmental Entity or any other Person) pending or threatened in any jurisdiction to:

(a)

cease trade, enjoin, prohibit or impose any limitations, damages or conditions on the Purchaser's ability to acquire, hold, or exercise full rights of ownership over any Shares, including the right to vote the Shares and receive distributions;

(b)

prohibit or restrict the Arrangement, or the ownership or operation by the Purchaser or any of its Subsidiaries of a material portion of the business or assets of the Purchaser and its Subsidiaries or of the Company and its Subsidiaries, or compel the Purchaser or its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Purchaser and its Subsidiaries or of the Company and its Subsidiaries as a result of the Arrangement or the transactions contemplated by this Agreement;

(c)

seek to obtain from the Company or the Purchaser or any of their respective affiliates any material damages directly or indirectly in connection with the Arrangement or the transactions contemplated by this Agreement; or

(d)

prevent or materially delay the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect or reasonably be expected to be material and adverse to the Purchaser.

(4)

Approvals. All Regulatory Approvals and all other third party consents, waivers, exemptions, permits, orders, registrations and approvals that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the failure of which to obtain, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect or would be reasonably be expected to be material and adverse to the Purchaser, shall have been obtained or received on terms acceptable to the Purchaser, acting reasonably.

(5)

Required Consents. The Required Consents shall have been obtained on terms acceptable to the Purchaser, acting reasonably, and each such Required Consent is in force and has not been modified or rescinded.

(6)	Dissent Rights. Dissent Rights have not been exercised with respect to more than 5% of the issued and outstanding Shares.

(7)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(8)

Payoff and Release Letters. The Purchaser shall have been provided with "payoff and release" letters from providers of any third party indebtedness to the Company and its Subsidiaries including the Company Indebtedness in form and content satisfactory to the Purchaser, acting reasonably, providing for the termination of all Liens securing obligations under such indebtedness, including the Company Indebtedness and the termination of such indebtedness, including the Company Indebtedness, all guarantees thereof and all related documents (other than obligations thereunder which expressly survive termination), upon payment of all obligations owing under such indebtedness as of the Effective Date.

(9)

Repayment of Related Party Debt. The Purchaser shall have been provided with evidence from the Company, in form and content satisfactory to the Purchaser, acting reasonably, confirming the repayment of the loan made by the Company to Iconancy in the principal amount of US$50,000, as evidenced by the promissory note issued in favour of the Company by Iconancy in the principal amount of US$50,000, dated February 18, 2020.

Section 6.3    Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)

Representations and Warranties. The representations and warranties of the Purchaser and the Parent set forth in this Agreement which are qualified by references to materiality were true and correct as of the date of this Agreement and are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) in all respects and all other representations and warranties of the Purchaser and the Parent set forth in this Agreement were true and correct as of the date of this Agreement are true and correct as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) in all material respects, in each case, except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially impede the completion of the Arrangement; and each of the Purchaser and the Parent have delivered a certificate confirming same to the Company, executed by two of its senior officers (in each case without personal liability) addressed to the Company and dated the Effective Date.

(2)

Performance of Covenants. The Purchaser and the Parent have fulfilled or complied in all material respects with each of the covenants of the Purchaser and the Parent contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, except where the failure to comply with such covenants, individually or in the aggregate, would not materially impede the completion of the Arrangement, and each of the Purchaser and the Parent have delivered a certificate confirming same to the Company, executed by two of its senior officers (in each case without personal liability) addressed to the Company and dated the Effective Date.

Section 6.4    Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director.

ARTICLE 7
TERM AND TERMINATION

Section 7.1    Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2    Termination

(1)	This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties; or

(b)	either the Company or the Purchaser if:

(i)	the Arrangement Resolution is not approved by the Shareholders at the Company Meeting in accordance with the Interim Order; or

(ii)

after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company, the Parent or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement and provided further that the enactment, making, enforcement or amendment of such Law was not primarily due to the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(iii)

the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(c)	the Company if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser or the Parent under this Agreement occurs that would cause any condition in Section 6.3(1) [Purchaser and Parent Reps and Warranties Condition] or Section 6.3(2) [Purchaser and Parent Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.10(3); provided that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) [Company Reps and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied; or

(ii)

prior to the approval by the Shareholders of the Arrangement Resolution, the Board authorizes the Company to enter into a definitive written agreement (other than a confidentiality agreement permitted by and in accordance with Section 5.3) with respect to a Superior Proposal in accordance with Section 5.4, provided the Company is then in compliance with Article 5 and that prior to or concurrent with such termination the Company pays the Termination Fee in accordance with Section 8.2; or

(d)	the Purchaser if:

(i)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) [Company Reps and Warranties Condition] or Section 6.2(2) [Company Covenants Condition] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.10(3); provided that neither the Purchaser nor the Parent are then in breach of this Agreement so as to cause any condition in Section 6.3(1) [Purchaser and Parent Representations and Warranties Condition] or Section 6.3(2) [Purchaser and Parent Covenants Condition] not to be satisfied; or

(ii)

(A) the Board or any committee of the Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Board Recommendation, (B) the Board or any committee of the Board accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the date of the Company Meeting, if sooner), (C) the Board or any committee of the Board accepts or enters into or authorizes the Company or any of its Subsidiaries to accept or enter into (other than a confidentiality and standstill agreement permitted by and in accordance with Section 5.3) or publicly proposes to accept or enter into or to authorize the Company or any of its Subsidiaries to accept or enter into, any agreement, letter of intent, understanding or arrangement relating to an Acquisition Proposal or any proposal or offer that may reasonably be expected to constitute or lead to an Acquisition Proposal, (D) the Board or any committee of the Board fails to publicly reaffirm the Board Recommendation (without qualification) within five Business Days after having been requested in writing by the Purchaser to do so (or in the event that the Company Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Company Meeting) (collectively, a "Change in Recommendation") or (E) the Company breaches Article 5 in any material respect; or

(iii)	any event occurs as a result of which the condition set forth in Section 6.2(6) [Dissent Rights] is not capable of being satisfied by the Outside Date; or

(iv)	since the date of this Agreement, a Material Adverse Effect has occurred.

(2)

Subject to Section 4.10(3), if applicable, the Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party's exercise of its termination right.

Section 7.3    Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 4.11 shall survive for a period of six years following such termination; and (b) in the event of termination under Section 7.2, Section 4.7(3), Section 4.8(4), this Section 7.3 and Section 8.2 through to and including Section 8.16 shall survive, and provided further that, no Party shall be relieved of any liability for any wilful breach by it of this Agreement. In the event that this Agreement is terminated pursuant to Section 7.2(1)(c)(i), the Guarantee contained in Section 2.13 shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1    Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may, subject to the Interim Order and Final Order and Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or

(d)	modify any mutual conditions contained in this Agreement.

Section 8.2    Termination Fees and Expenses

(1)	Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

(2)

Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Fee Event occurs, the Company shall pay the Parent the Termination Fee in accordance with Section 8.2(3). For the purposes of this Agreement, "Termination Fee" means $1,000,000 and "Termination Fee Event" means the termination of this Agreement:

(a)

by the Purchaser, pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation or Breach of Non-Solicit], or Section 7.2(1)(d)(i) [Breach of Representations and Warranties or Covenants by Company] due to a wilful breach or fraud;

(b)	by the Company, pursuant Section 7.2(1)(c)(ii) [To enter into a Superior Proposal];

(c)

pursuant to any subsection of Section 7.2 if at such time the Purchaser is entitled to terminate this Agreement pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation or Breach of Non-Solicit]; or

(d)

by the Company or the Purchaser pursuant to Section 7.2(1)(b)(i) [Failure of Shareholders to Approve] or Section 7.2(1)(b)(iii) [Outside Date] or by the Purchaser pursuant to Section 7.2(1)(d)(i) [Breach of Representations and Warranties or Covenants by Company] if:

(i)

prior to such termination, an Acquisition Proposal is made or publicly announced or otherwise publicly disclosed by any Person (other than the Purchaser, the Parent or any of their affiliates) or any Person (other than the Purchaser, the Parent or any of their affiliates) shall have publicly stated an intention to make an Acquisition Proposal; and

(ii)

within 365 days following the date of such termination (A) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated, or (B) the Company or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a Contract (other than a confidentiality or standstill agreement permitted by and in accordance with Section 5.3) in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within 365 days after such termination).

For purposes of the foregoing, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 1.1, except that references to "20% or more" shall be deemed to be references to "50% or more".

(3)

The Termination Fee shall be paid by the Company to the Purchaser in consideration for the Purchaser's disposition of rights under this Agreement as follows, by wire transfer of immediately available funds to an account designated by the Purchaser:

(a)	if a Termination Fee Event occurs due to a termination of this Agreement described in Section 8.2(2)(a) or Section 8.2(2)(c) within two Business Days of the occurrence of such Termination Fee Event;

(b)	if a Termination Fee Event occurs due to a termination of this Agreement described in Section 8.2(2)(b), prior to or concurrently with the occurrence of such Termination Fee Event; or

(c)

if a Termination Fee Event occurs in the circumstances described in Section 8.2(2)(d), on or prior to the earlier of the consummation of an Acquisition Proposal or the entering into of a Contract in respect of an Acquisition Proposal, as applicable.

(4)

In addition to the rights of the Purchaser under Section 8.2(2), if this Agreement is terminated by the Company or the Purchaser pursuant to Section 7.2(1)(b)(i) [Failure of Shareholders to Approve], or the Purchaser pursuant to Section 7.2(1)(d)(i) [Breach of Representations and Warranties or Covenants by Company] other than as a result of a wilful breach or fraud which shall be governed by Section 8.2(2)(a), the Company shall pay to the Parent an amount of $500,000 in reimbursement of the expenses, costs and fees incurred by the Purchaser and its affiliates in connection with the transactions contemplated by this Agreement, such payment to be made by wire transfer in immediately available funds to an account or accounts designated by the Purchaser no later than two (2) Business Days after the date of such termination; provided that in no event shall the Company be required to pay under Section 8.2(2), on the one hand, and this Section 8.2(4) on the other hand, in the aggregate, an amount in excess of the Termination Fee.

(5)

The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parent and the Purchaser would not enter into this Agreement, and that the amounts set out in this Section 8.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Parent and the Purchaser will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(6)

Subject to Section 7.3 and Section 8.6, the Parent and the Purchaser each hereby expressly acknowledge and agree that, upon any termination of this Agreement under circumstances where the Purchaser is entitled to the Termination Fee and such Termination Fee is paid in full within the prescribed time period, such Termination Fee is the sole monetary remedy of the Parent and the Purchaser against the Company or any Representative of the Company, and the Parent and the Purchaser shall be precluded from any other remedy against the Company or any Representative of the Company and shall not seek to obtain any monetary recovery, judgment or damages of any kind against the Company or any Representative of the Company in connection with this Agreement.

(7)

If the Company fails to pay the Termination Fee when due and, in order to obtain such payment, the Purchaser commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to the Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of such or portion thereof at the prime rate of the Royal Bank of Canada in effect on such date such payment was required to be made through the date of payment.

(8)

The Company confirms that other than the fees disclosed in Section 8.2(8) of the Company Disclosure Letter, no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 8.3    Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or email and addressed:

(a)	if to the Company at:

610 Chartwell Road, Suite 202

Oakville, ON L6J 2X6

Attention: David Kohler

Email: dkohler@mimisrock.com

with a copy to:

Bennett Jones LLP

Suite 3400

1 First Canadian Place

P.O. Box 130

Toronto, ON M5X 1A4

Attention: Aaron Sonshine

Email: sonshinea@bennettjones.com

(b)	if to the Purchaser and the Parent at:

5214 South 136th Street

Omaha, NE

68137

Attention: Dayton Judd, Chief Executive Officer

Email: djudd@fitlifebrands.com

with a copy to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Attention: Donald Belovich

Email: dbelovich@stikeman.com

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by overnight courier, on the next Business Day, or (iii) if sent by email, on the date of confirmation of transmission by the originating email if such confirmation is prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. Sending a copy of a notice or other communication to a Party's legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing.

Section 8.4    Time of the Essence

Time is of the essence in this Agreement.

Section 8.5    Further Assurances

Each of the Parties will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by them in order to further document or evidence any of the transactions or events set out in this Agreement.

Section 8.6    Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.

Section 8.7    Third Party Beneficiaries

(1)

Except as provided in Section 4.11 which, without limiting its terms, is intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.7 as the "Third Party Beneficiaries"), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(2)

Despite the foregoing, the Parties acknowledge to each of the Third Party Beneficiaries their direct rights against the applicable Party under Section 4.11, which are intended for the benefit of, and shall be enforceable by, each Third Party Beneficiary, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as agent on their behalf, and agrees to enforce such provisions on their behalf.

Section 8.8    Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.9    Entire Agreement

This Agreement, together with the Company Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.10    Successors and Assigns

(1)

This Agreement becomes effective only when executed by the Company, the Purchaser and the Parent. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser and the Parent and their respective successors and permitted assigns.

(2)

Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, the Company agrees that the Parent or the Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates, provided that it shall continue to be liable jointly and severally with such affiliate for all of its obligations hereunder.

Section 8.11    Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.12    Governing Law

(1)	This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)

Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.13    Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.14    No Liability

No director, officer, employee or representative of the Purchaser, the Parent or any of their affiliates shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or the Parent. No director, officer, employee or representative of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser or the Parent under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 8.15    Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.16    Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile, electronic signature or electronic transmission (including email)) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy (including email) of this Agreement, and such facsimile or similar executed electronic copy (including email) shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank. Signature page follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement as of the date first written above.

MIMI'S ROCK CORP.
By:
Authorized Signing Officer

1000374984 ONTARIO INC.
By:
Authorized Signing Officer

FITLIFE BRANDS, INC.
By:
Authorized Signing Officer

SCHEDULE A
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the respective meanings set out below and grammatical variations of those terms will have corresponding meanings:

(a)	"affiliate" has the meaning ascribed thereto in the Securities Act;

(b)

"Arrangement" means the arrangement of the Company under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably;

(c)

"Arrangement Agreement" means the arrangement agreement made as of December 4, 2022 among the Company, the Parent and the Purchaser, including all schedules annexed hereto, together with the Company Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

(d)	"Business Day" means any day of the year, other than a Saturday, Sunday or any statutory holiday in Toronto, Ontario;

(e)	"Company" means Mimi's Rock Corp., a corporation existing under the laws of Ontario.

(f)

"Company Arrangement Resolution" means the special resolution to be considered by the Company Shareholders at the Company Meeting to approve the Arrangement, in substantially the form attached as Schedule "B" to the Arrangement Agreement;

(g)

"Company Meeting" means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Company Arrangement Resolution;

(h)

"Company Option Agreements" means the option agreements between the Company and each Company Optionholder entered into pursuant to the terms of the Company Option Plan in connection with the grant of Company Options to such Company Optionholder;

(i)	"Company Option Exercise Deadline" means five Business Days prior to the Effective Date;

(j)	"Company Option Plan" means the Stock Option Plan of the Company, initially adopted on May 27, 2019, and amended on August 8, 2019;

(k)	"Company Optionholders" means the holders of Company Options;

(l)

"Company Options" means the outstanding stock options of the Company granted pursuant to the Company Option Plan entitling the holder thereof to receive Company Shares, subject to the terms and conditions of the Company Option Plan;

(m)	"Company RSU Plan" the restricted share unit plan of the Company, adopted on May 27, 2019.

(n)	"Company RSUs" means restricted share units issued under the Company RSU Plan.

(o)	"Company Shareholders" means the holders of Company Shares, and "Company Shareholder" means any one of them;

(p)	"Company Shares" means common shares in the capital of the Company, and "Company Share" means any one of them;

(q)	"Consideration" means cash consideration of $0.17 per Company Share;

(r)	"Court" means the Ontario Superior Court of Justice (Commercial List);

(s)	"Depositary" means such Person as the Company may appoint to act as depositary in relation to the Arrangement, with the approval of the Purchaser, acting reasonably.

(t)	"Director" means the Director appointed pursuant to Section 278 of the OBCA;

(u)	"Dissent Rights" has the meaning ascribed thereto in Section 4.1;

(v)

"Dissenting Shareholder" means a registered holder of Company Shares who has duly and validly exercised the Dissent Rights in respect of the Company Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(w)	"Dissenting Shares" means the Company Shares held by Dissenting Shareholders in respect of which such Dissenting Shareholders have given Notice of Dissent;

(x)	"Effective Date" means the date shown on the Certificate of Arrangement issued by the Director;

(y)	"Effective Time" means 12:01 a.m. (Toronto time) on the Effective Date;

(z)	"Exercise Notice" has the meaning given to it in the Company Option Agreements;

(aa)

"Final Order" means the final order of the Court granted pursuant to Section 182(5) of the OBCA, in form and substance acceptable to each of the Parties, each acting reasonably, approving the Arrangement after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of the Parties, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided, however, that any such amendment is acceptable to the Parties, each acting reasonably) on appeal, unless such appeal is withdrawn, abandoned or denied;

(bb)	"Former Company Shareholders" means, at and following the Effective Time, the holders of Company Shares immediately prior to the Effective Time;

(cc)

"Governmental Entity" means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority, department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, minister, ministry, governor in council, cabinet, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

(dd)

"holder", when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of the Company in respect of such securities;

(ee)

"Interim Order" means the interim order of the Court as contemplated by Section 2.2 of the Arrangement Agreement, in form and substance acceptable to each of the Parties, acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended, modified, supplemented or varied by the Court with the consent of the Parties, each acting reasonably;

(ff)	"Letter of Transmittal" means the letter of transmittal sent to holders of Company Shares for use in connection with the Arrangement;

(gg)

"Liens" means any mortgage, charge, pledge, encumbrance, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, restriction or adverse right or claim or other third-party interest or encumbrance of any kind, in each case, whether contingent or absolute;

(hh)

"Notice of Dissent" means a notice of dissent duly and validly given by a registered holder of Company Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;

(ii)	"OBCA" means the Business Corporations Act (Ontario), as amended;

(jj)	"Parent" means FitLife Brands, Inc., a corporation existing under the laws of Nevada;

(kk)

"Plan of Arrangement" means this plan of arrangement and any amendments or variations hereto made from time to time in accordance with the terms hereof or made at the direction of the Court in the Final Order, with the consent of the Company and the Parent, each acting reasonably;

(ll)	"Purchaser" means 1000374984 Ontario Inc.;

(mm)	"Securities Act" means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

(nn)	"subsidiary" has the meaning ascribed thereto in the Securities Act;

(oo)	"Tax Act" means the Income Tax Act (Canada) including all regulations thereunder, as amended; and

(pp)	"U.S. Tax Code" means the United States Internal Revenue Code of 1986, as amended.

Any capitalized terms used but not defined herein will have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Arrangement Agreement will have the same meaning herein as in the OBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article", "Section" or "paragraph" followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

1.3	Number

In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time will be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any letter of transmittal contemplated herein are local time Toronto, Ontario unless otherwise stipulated herein or therein.

1.6	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

ARTICLE 2
EFFECT OF THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which will occur in the order set forth herein. This Plan of Arrangement constitutes an "arrangement" as referred to in Section 182 of the OBCA.

2.2	Binding Effect

This Plan of Arrangement will become effective at the Effective Time and, at and after the Effective Time, will be binding upon: (a) the Parent; (b) the Purchaser; (c) the Company; (d) the Former Company Shareholders (including all Dissenting Shareholders) and beneficial owners of Company Shares; (e) the Depositary; and (f) the registrar and transfer agent for the Company Shares, in each case without any further authorization, act or formality on the part of any Person, except as expressly provided herein.

ARTICLE 3
ARRANGEMENT

3.1	Preliminary Steps Prior to the Arrangement

The following preliminary steps will occur prior to, and will be conditions precedent to, the implementation of this Plan of Arrangement:

(a)

Pursuant to Section 2.12 of the Arrangement Agreement and the terms of the Company Option Plan and the Company Option Agreements, and in connection with the Arrangement, on a date no later than twenty (20) days prior to the Company Option Exercise Deadline, the Company provided written notice to each Company Optionholder of the Arrangement and of the requirement that each such Company Optionholder must deliver an Exercise Notice for all or any portion of the Company Options held by such Company Optionholder to the Company on or prior to the Company Option Exercise Deadline and that immediately following the Company Option Exercise Deadline, all rights of the Company Optionholder to the Company Options held by them or to exercise the same (to the extent not theretofore exercised) shall, to the extent not previously exercised in full, ipso facto terminate and will cease to have further force and effect as at the Effective Time;

(b)

In accordance with Section 2.12 of the Arrangement Agreement, the Company caused the terms of all of the Company RSUs that were outstanding immediately prior to the Effective Time to be amended in accordance with the terms and conditions of the Company RSU Plan and applicable Securities Laws such that:

(i)	the vesting of such Company RSUs were accelerated to the moment immediately preceding the Effective Time; and

(ii)	such Company RSUs were settled in the form of Company Shares pursuant to the RSU Plan, such that no Company RSUs will be outstanding at the Effective Time.

(c)

The Purchaser will have deposited with the Depositary the aggregate Consideration (equal to the payments in respect thereof required by Section 3.2(c) of this Plan of Arrangement) with the amount per Company Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration per applicable Company Share for this purpose.

3.2	Arrangement

Commencing at the Effective Time, each of the following events will occur, and will be deemed to occur, sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five minutes intervals starting at the Effective Time:

(a)

each outstanding Company Option not exercised on or prior to the Company Option Exercise Deadline shall be terminated for no consideration, shall be null and void and shall cease to have further force and effect;

(b)

each outstanding Company RSU not settled in the form of Company Shares pursuant to the RSU Plan prior to the Effective Time shall be terminated for no consideration, shall be null and void and shall cease to have further force and effect;

(c)

each of the Company Shares held by Dissenting Shareholders in respect of which Dissent Rights have been validly exercised will be deemed to have been transferred without any further act or formality to the Purchaser (free and clear of all Liens) in consideration for a debt claim against the Purchaser for an amount determined under Article 4, and:

(i)

such Dissenting Shareholders will cease to be the holder of such Company Shares and to have any rights as holders of such Company Shares other than the right to be paid fair value for such Company Shares as set out in Section 3.2(d);

(ii)	such Dissenting Shareholders' name(s) will be removed as the holders of such Company Shares from the registers of Company Shares maintained by or on behalf of the Company; and

(iii)	the Purchaser will be deemed to be the transferee of such Company Shares free and clear of all Liens, and will be entered in the register of Company Shares maintained by or on behalf of the Company;

(d)

each Company Share outstanding immediately prior to the Effective Time, other than Company Shares held by a Dissenting Shareholder who validly exercised such holder's Dissent Right in respect of such Company Shares, will, without any further action by or on behalf of a holder of Company Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration for each Company Share held, and:

(i)

each Former Company Shareholder will cease to be a holder of Company Shares and will cease to have any rights as holders of such Company Shares, other than the right to be paid the Consideration in accordance with this Plan of Arrangement;

(ii)	each Former Company Shareholder will be removed from the register of Company Shares maintained by or on behalf of the Company; and

(iii)	the Purchaser will be deemed to be the transferee of such Company Shares (free and clear of all Liens) and will be entered in the register of Company Shares maintained by or on behalf of the Company.

ARTICLE 4
DISSENT RIGHTS

4.1	Rights of Dissent

Pursuant to the Interim Order, each registered Company Shareholder may exercise rights of dissent ("Dissent Rights") pursuant to and in the manner set forth in Section 185 of the OBCA all as modified by this Article 4 and as the same may be modified by the Interim Order or the Final Order in respect of the Arrangement; provided, however, that the written objection to the Company Arrangement Resolution contemplated by Section 185(6) of the OBCA must be sent to and received by the Company not later than 5:00 p.m. (Toronto time) on the Business Day that is two (2) Business Days before the Company Meeting. Dissenting Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred the Company Shares held by them and in respect of which Dissent Rights have been validly exercised to the Purchaser free and clear of all Liens, as provided in Section 3.2(d) and if they:

(a)

are ultimately determined to be entitled to be paid fair value for such Dissenting Shares in respect of which they have duly and validly exercised Dissent Rights, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Shares; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for the Dissenting Shares in respect of which they have exercised Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights;

but in no case will the Company, the Parent, the Purchaser or any other Person be required to recognize such Former Company Shareholders as holders of Company Shares after the completion of the steps set forth in Section 3.2, and each Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of the Company Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of the Company will be amended to reflect that such Former Company Shareholder is no longer the holder of such Company Shares as and from the completion of the steps in Section 3.2.

ARTICLE 5
CERTIFICATES AND PAYMENTS

5.1	Payment of Consideration

(a)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares that were transferred pursuant to Section 3.2(d), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Company Shareholders represented by such surrendered certificate will be entitled to receive in exchange therefor, and the Depositary will deliver to such holder, the cash which such holder has the right to receive under this Plan of Arrangement for such Company Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered will forthwith be cancelled.

(b)

Until surrendered as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented Company Shares will be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment equal to the Consideration per Company Share in lieu of such certificate as contemplated in this Section 5.1, less any amounts withheld pursuant to Section 5.3. Any such certificate formerly representing Company Shares not duly surrendered on or before the Business Day immediately prior to the fifth (5th) anniversary of the Effective Date will cease to represent a claim by or interest of any Former Company Shareholder of any kind or nature against or in the Company, the Parent or the Purchaser. On such date, all cash to which such Former Company Shareholder was entitled will be deemed to have been surrendered to the Purchaser or the Company, as applicable, and will be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

(c)

Any payment made by way of cheque by the Depositary (or Company, if applicable) pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or Company, as applicable, or that otherwise remains unclaimed, in each case, on or before the Business Day immediately prior to the fifth (5th) anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the Business Day immediately prior to the fifth (5th) anniversary of the Effective Time will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Company Shares, the Company Options and the Company RSUs pursuant to this Plan of Arrangement will terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

(d)

No Former Company Shareholder will be entitled to receive any consideration with respect to such Company Shares other than any cash payment to which such holder is entitled to receive in accordance with Section 3.2 and this Section 5.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

5.2	Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Company Shares that were acquired by the Purchaser pursuant to Section 3.2 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Company Shares, the Depositary will deliver to such person or make available for pick up at its offices in exchange for such lost, stolen or destroyed certificate, a cheque representing the cash consideration which the former holder of such Company Shares is entitled to receive pursuant to Section 3.2 hereof in accordance with such Former Company Shareholder's Letter of Transmittal. When authorizing such payment in relation to any lost, stolen or destroyed certificate, the former holder of such Company Shares will, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to the Company, the Parent, the Purchaser and the Depositary in such sum as the Purchaser may direct or otherwise indemnify the Company and the Purchaser in a manner satisfactory to the Company and the Purchaser against any claim that may be made against the Company or the Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Withholding Rights

Any of the Parties or the Depositary will be entitled to deduct and withhold from any consideration or amount payable to any Person under this Plan of Arrangement (including any payment to Dissenting Shareholders) such amounts as the Company, the Purchaser or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the U.S. Tax Code, and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax Law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser or the Depositary, as the case may be. All such withheld amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity.

5.4	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement will be free and clear of any Liens or other claims of third parties of any kind.

5.5	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Company Shares, Company Options and Company RSUs issued prior to the Effective Time, (b) the rights and obligations of the Company Shareholders, the Company, the Parent, the Purchaser, the Depositary and any transfer agent or other depositary therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares, Company Options and Company RSUs will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)

The Parties may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Parties, each acting reasonably, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to Company Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Parties at any time prior to the Company Meeting (provided that the Parent and the Company will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if (i) it is consented to in writing by each of the Parties (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Parent, provided that it concerns a matter which, in the reasonable opinion of the Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Former Company Shareholder.

ARTICLE 7
FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Company, the Parent and the Purchaser will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

SCHEDULE B
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.

The arrangement (the "Arrangement") under Section 182 of the Business Corporations Act (Ontario) (the "OBCA") of Mimi's Rock Corp (the "Company"), pursuant to the arrangement agreement (the "Arrangement Agreement") among the Company, 1000374984 Ontario Inc. and Fit Brands Life, Inc. dated December 4, 2022, all as more particularly described and set forth in the management information circular of the Company dated ●, 2022 (the "Circular"), accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2.

The plan of arrangement of the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms (the "Plan of Arrangement")), the full text of which is set out in Appendix ● to the Circular, is hereby authorized, approved and adopted.

3.

The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.

The Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the "Court") to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered to, at their discretion, without notice to or approval of the shareholders of the Company: (i) amend, modify or supplement the Arrangement Agreement or the Plan Arrangement to the extent permitted by the Arrangement Agreement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6.

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Director under the OBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.

Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

SCHEDULE C
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.

Organization and Qualification. The Company and each of its Subsidiaries is a corporation or other entity duly incorporated or organized, as applicable, and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has the requisite power and capacity to own and lease its assets and properties and conduct its business as now conducted. The Company and each of its Subsidiaries is duly registered to carry on business in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or operated by it, or the nature of its activities make such registration necessary.

2.

Corporate Authorization. The Company has the requisite corporate power and authority to enter into this Agreement and (subject to obtaining approval of the Shareholders of the Arrangement Resolution in the manner required by the Interim Order and approval of the Court) to perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by the Company of the Arrangement and the other transactions contemplated hereby have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than approval by the Board of the Company Circular, approval by the Shareholders in the manner required by the Interim Order and approval by the Court.

3.

Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors' rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.

Governmental Authorization. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries other than: (i) the Interim Order and any filings required in order to obtain, and approvals required by, the Interim Order; (ii) the Final Order, and any filings required in order to obtain the Final Order; (iii) filings with the Director under the OBCA; and (iv) filings with the Securities Authorities and the TSX-V.

5.

Non-Contravention. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of the Company's Constating Documents or of the constating documents of any of its Subsidiaries;

(b)	assuming compliance with the matters referred to in Paragraph 4 above, contravene, conflict with or result in a violation or breach of any Law;

(c)

require any notice to, or consent or approval by, any Person under, contravene, conflict with, violate, breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, create any liability or obligation of the Company or any of its Subsidiaries, or give rise to any rights of first refusal or trigger any change in control provisions or restriction under, (i) any provision of any Material Contract or Company Lease, (ii) any Authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, or (iii) any other instrument binding upon the Company or any of its Subsidiaries or affecting any of their respective assets, which, if triggered, would be material and adverse to the Company; or

(d)	result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

6.	Capitalization.

(a)

The authorized capital of the Company consists of an unlimited number of Shares. As of the date of this Agreement, there were 52,525,883 Shares issued and outstanding. All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable. No Shares have been issued in violation of any Law or any pre-emptive or similar rights applicable to them.

(b)

As of the date of this Agreement there were 4,345,000 Shares issuable upon the exercise of outstanding Company Options. Section 6(b) of the Company Disclosure Letter contains a complete and accurate list of the Company Options, with details regarding the holders thereof, grant date, exercise price, whether such Company Options are vested or unvested, vesting schedule and expiry date. The Stock Option Plan and the issuance of securities under such plan (including all outstanding Company Options) have been duly authorized by the Board in compliance with Law and the terms of the Stock Option Plan and have been recorded on the Company's financial statements in accordance with IFRS, and no such grants involved any "back dating," "forward dating," "spring loading," or similar practices.

(c)	Except for the rights under the Debentures or Stock Option Plan, including outstanding Company Options, there are no:

(i)

options, equity-based awards, warrants, debentures, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind to which the Company or any of its Subsidiaries are a party that obligate the Company or any of its Subsidiaries to, directly or indirectly, issue or sell any securities of the Company or of any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Company or of any of its Subsidiaries;

(ii)

obligations of the Company or of any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or of any of its Subsidiaries, or qualify securities for public distribution in Canada, the U.S. or elsewhere, or, other than as contemplated by this Agreement, with respect to the voting or disposition of any securities of the Company or of any of its Subsidiaries; or

(iii)

notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Shares on any matter except as required by Law.

(d)	The Company has never declared or paid any dividends or distributions.

7.

Shareholders' and Similar Agreements. Neither the Company nor any of its Subsidiaries is subject to, or affected by, any unanimous shareholders agreement involving a Person other than the Company or any of its Subsidiaries and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Company or of any of its Subsidiaries or pursuant to which any Person other than the Company or any of its Subsidiaries may have any right or claim in connection with any existing or past equity interest in the Company or in any of its Subsidiaries.

8.	Subsidiaries.

(a)

The following information with respect to each Subsidiary is accurately set out in Section 8 of the Company Disclosure Letter: (i) its name; (ii) the percentage owned directly or indirectly by the Company and the percentage owned by registered holders of capital stock or other equity interests if other than the Company and its Subsidiaries; and (iii) its jurisdiction of incorporation, organization or formation.

(b)

The Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests as reflected as being owned by the Company, directly or indirectly, of each of its Subsidiaries, free and clear of any Liens, other than Permitted Liens and all such shares or other equity interests so owned by the Company have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights. Except for the shares or other equity interests owned by the Company in any Subsidiary, the Company does not own, beneficially or of record, any equity interests of any kind in any other Person.

9.

Securities Law Matters. The Company is a "reporting issuer" in each of the provinces of British Columbia, Alberta and Ontario and not in any other jurisdiction in Canada. The Shares are listed and posted for trading on the TSX-V and not on any other stock exchange. Neither the Company nor any of its Subsidiaries is subject to any continuous or periodic, or other disclosure requirements under any securities laws in any jurisdiction other than the Company as set forth above. The Company is not in default of any material requirements of any Securities Laws or any material rules and regulations of the TSX-V. The Company has not taken any action to cease to be a reporting issuer in any province or territory of Canada in which it is a reporting issuer nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect or, to the knowledge of the Company, has been threatened, and, to the knowledge of the Company, the Company is not currently subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction. The Company has timely filed all material forms, reports, schedules, statements and other documents required to be filed under Securities Laws with the appropriate Governmental Entity since January 1, 2020. The documents comprising the Company Filings complied as filed in all material respects with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any material Misrepresentation. The Company has not filed any confidential material change report which at the date of this Agreement remains confidential or any other confidential filings filed with any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Company Filings and neither the Company nor any of the Company Filings is, to the knowledge of the Company, subject of an ongoing audit, review, comment or investigation by any Securities Authority or the TSX-V.

10.	Financial Statements.

(a)

The Company's audited consolidated financial statements as at and for the fiscal years ended December 31, 2021 and 2020 (including any of the notes or schedules thereto, the auditor's report thereon and related management's discussion and analysis) and the unaudited consolidated interim financial statements as at and for the three month and nine months ended September 30, 2021 (including any of the notes or schedules thereto and related management's discussion and analysis) publicly filed by or on behalf of the Company on SEDAR: (i) were prepared in accordance with IFRS; and (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries on a consolidated basis as at the respective dates thereof and the revenues, results of operations, changes in shareholders' equity and cash flow of the Company and its Subsidiaries on a consolidated basis for the periods covered thereby (except as may be indicated in the notes to such financial statements). The Company does not intend to correct or restate, nor, to the knowledge of the Company is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Paragraph 10(a). There are no, nor are there any commitments to become a party to, any off-balance sheet transaction, arrangement, obligation (including contingent obligations) or other relationship of the Company or any of its Subsidiaries with unconsolidated entities or other Persons.

(b)

The financial books, records and accounts of the Company and each of its Subsidiaries: (i) have been maintained, in all material respects, in accordance with IFRS or the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years; (ii) are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries; and (iv) accurately and fairly reflect the basis of the Company's financial statements.

11.	Disclosure Controls and Internal Control over Financial Reporting.

(a)

The Company has established and maintains a system of disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings or interim filings or other reports filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified in Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under Securities Laws are accumulated and communicated to the Company's management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosed.

(b)

The Company has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c)

To the knowledge of the Company, there is no material weakness relating to the design, implementation or maintenance of its internal control over financial reporting or fraud, whether or not material, that involves management or other employees who have a role in the internal control over financial reporting and the preparation of financial statements of the Company. None of the Company, nor any of its Subsidiaries, or to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any express of concern from its employees regarding questionable accounting or auditing matters. The auditors of the Company are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of the Company.

12.

No Undisclosed Liabilities. There are no material liabilities or obligations of the Company or of any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (i) disclosed in the financial statements set forth in Paragraph 10(a) of this Schedule C; (ii) incurred in the Ordinary Couse since December 31, 2021, which are not material; or (iii) incurred in connection with this Agreement. The principal amount of all indebtedness for borrowed money of the Company and its Subsidiaries as the date hereof, including capital leases, is disclosed in Section 12 of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries have any obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps or options, equity or equity index swaps or options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions or currency option or any other similar transactions (including any option with respect to any such transactions) or any combination of such transactions.

13.

Absence of Certain Changes or Events. Since December 31, 2021, other than the transactions contemplated by this Agreement, the business of the Company and of each of its Subsidiaries has been conducted in the Ordinary Course and there has not occurred a Material Adverse Effect.

14.

Related Party Transactions. Other than as set forth in Section 14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is indebted to any director, officer, or employee, agent or independent contractor of the Company or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due in the Ordinary Course as salaries, bonuses, director's fees or the reimbursement of Ordinary Course expenses). There are no Contracts (other than employment arrangements or other terms of engagement) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of the Company or any of its Subsidiaries, or any of their respective affiliates or associates.

15.

Compliance with Laws. The Company and each of its Subsidiaries is, and since January 1, 2019 has been, in compliance in all material respects with Law. Neither the Company nor any of its Subsidiaries is, to the knowledge of the Company, under any investigation with respect to, has been charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Law from any Governmental Entity.

16.

Authorizations and Licenses.  The Company and each of its Subsidiaries own, possess or have obtained all Authorizations that are required by Law in connection with the operation of the business of the Company and of each of its Subsidiaries as presently conducted. A list of all such material Authorizations is set forth in Section 16 of the Company Disclosure Letter. The Company or one of its Subsidiaries, as applicable, lawfully holds, owns or uses, and has complied with, all such Authorizations. Each such Authorization is valid and in full force and effect, and is renewable by its terms or in the Ordinary Course. No action, investigation or proceeding is pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries in respect of or regarding any such Authorization and none of the Company or any of its Subsidiaries has received notice, whether written or oral, of revocation, non-renewal or material amendments of any such Authorization, or of the intention of any Person to revoke, refuse or renew or materially amend any such Authorization.

17.	Material Contracts.

(a)

Section 17 of the Company Disclosure Letter sets out a complete and accurate list of all Material Contracts. True and complete copies of the Material Contracts (including all amendments thereto) have been disclosed in the Data Room.

(b)

Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company or a Subsidiary of the Company, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors' rights generally, and to general principles of equity).

(c)

Other than as disclosed in the Company Disclosure Letter, the Company and each of its Subsidiaries has performed in all material respects all of their respective obligations required to be performed by them under the Material Contracts and neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default.

(d)

Other than as disclosed in the Company Disclosure Letter, none of the Company nor any of its Subsidiaries knows of, or has received any notice (whether written or oral) of, any breach or default under nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under any such Material Contract by any other party to a Material Contract.

(e)

None of the Company nor any of its Subsidiaries has received notice (whether written or oral), that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or with any of its Subsidiaries, and, to the knowledge of the Company, no such action has been threatened.

(f)

Neither the entering into of this Agreement, nor the consummation of the Arrangement or the other transactions contemplated hereby will trigger any change of control or similar provision or any material right or obligation under any of the Material Contract.

18.	Suppliers

(a)

Section 18 of the Company Disclosure Letter sets out a complete and accurate list of the top ten suppliers to the Company and its Subsidiaries based on spend for the 12 months prior to September 30, 2022 ("Principal Suppliers").

(b)

None of the Company nor any of its Subsidiaries has received notice of, and there is not, to the knowledge of the Company, any intention on the part of any Principal Supplier to cease doing business with the Company or any of its Subsidiaries or to modify or change in any material manner any existing arrangement with the Company or any of its Subsidiaries for the purchase or supply of any products or services.

(c)	The relationships of the Company and its Subsidiaries with the Principal Suppliers are satisfactory and there are no unresolved disputes with any such supplier.

19.

Personal Property. The Company and its Subsidiaries have valid, good and marketable title to all personal property of any kind or nature which the Company or any of its Subsidiaries purports to own, free and clear of all Liens (other than Permitted Liens). The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by and material to the Company or any of its Subsidiaries as used, possessed and controlled by the Company or its Subsidiaries, as applicable.

20.	Real Property.

(a)

Section 20 of the Company Disclosure Letter sets forth and describes a true, complete and correct list of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the "Company Leased Real Property", and each such lease, sublease, license or other agreement, a "Company Lease" and, collectively, the "Company Leases"). The Company has made available in the Data Room true, correct and complete copies of all Company Leases (including all modifications, amendments and supplements thereto). With respect to the Company Leased Real Property: (i) each Company Lease constitutes a legal, valid and binding obligation of the Company or its Subsidiary, as the case may be, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of contracts generally and the discretion that a court may exercise in the granting of equitable remedies and is in full force and effect, and the Company or one of its Subsidiaries has valid leasehold estates in the Company Leased Real Property, free and clear of all Liens (other than Permitted Liens); (ii) neither the Company nor any of its Subsidiaries, as the case may be, is in material breach of or default under any such Company Lease and no event has occurred which, without the giving of notice or lapse of time, or both, would constitute a material breach of or default under any such Company Lease; (iii) to the knowledge of the Company, no counterparty to any such Company Lease is in material default thereunder and there are no disputes with respect to any such Company Lease; and (iv) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any such Company Lease or any interest therein, and there are no Liens (other than Permitted liens) on the estate or interest created by any such Company Lease. Neither the Company nor any of its Subsidiaries own any real property.

(b)

All of the buildings, structures and improvements located on the Company Leased Real Property are, taken as a whole, suitable for the purposes for which they are currently used with respect to the business of the Company and its Subsidiaries and in good operating condition and repair, reasonable wear and tear excepted and no material repairs or replacements are necessary. The Company Leased Real Property constitutes all real property currently used by the Company or any of its Subsidiaries with respect to the business of the Company and its Subsidiaries.

(c)

The Company and its Subsidiaries have complied with all of their respective obligations under any Permitted Liens in respect of the Company Leased Real Property and the buildings located on the Company Leased Real Property are located wholly within the boundaries of the applicable Company Leased Real Property and there are no improvements on any adjoining lands not leased by the Company or its Subsidiaries that encroach onto the Leased Release Property.

21.	Intellectual Property.

(a)

Section 21(a) of the Company Disclosure Letter lists all: (i) issued patents and pending patent applications; (ii) trademark and service mark registrations and applications; (iii) copyright registrations and applications; and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries.

(b)

(i) The Company and/or its Subsidiaries own all right, title and interest in and to, or have validly licensed (and are not in material breach of such licenses), all Intellectual Property rights that are material to the conduct of the business, as presently conducted, of the Company and its Subsidiaries; (ii) all such Intellectual Property rights that are owned by or licensed to the Company and/or its Subsidiaries are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries; (iii) to the knowledge of the Company, all Intellectual Property rights owned or licensed by the Company and/or its Subsidiaries are valid and enforceable, and to the knowledge of the Company, the carrying on of the business of the Company and its Subsidiaries and the use by the Company and its Subsidiaries of any of the Intellectual Property rights or Technology owned by or licensed to them does not breach, violate, infringe or interfere with any rights of any other Person; (iv) to the knowledge of the Company, no third party is infringing upon the Intellectual Property rights owned or licensed by the Company or its Subsidiaries; (v) all computer hardware and associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Company and its Subsidiaries (collectively, the "Technology") are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and its Subsidiaries and does not contain any Unauthorized Code; and (vi) the Company and its Subsidiaries own or have validly licensed or leased (and are not in material breach of such licenses or leases) such Technology.

22.

Litigation. Other than as disclosed in the Company Disclosure Letter, there are no claims, actions, suits, arbitrations, proceedings, inquiries or investigations pending, or, to the knowledge of the Company threatened, against or involving the Company or any of its Subsidiaries or affecting any of their respective properties or assets by or before any Governmental Entity, nor, to the knowledge of the Company, are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, suit, arbitration, proceeding, inquiry or investigation. There are no claims, actions, suits, arbitrations, proceedings, inquiries or investigations pending, or, to the knowledge of the Company threatened, against or involving the Company or any of its Subsidiaries or affecting any of their respective properties or assets by or before any Governmental Entity that, if determined adverse to the interests of the Company or its Subsidiaries, could or could reasonably be expected to prevent or delay the consummation of the Arrangement or the transactions contemplated hereby nor, to the knowledge of the Company, are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, suit, arbitration, proceeding, inquiry or investigation. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that is adverse to the Company or any of its Subsidiaries or that could or could be reasonably expected to prevent or delay the consummation of the Arrangement or the transactions contemplated hereby.

23.	Environmental Matters. Except as set forth in Section 23 of the Company Disclosure Letter:

(a)	the Company and each of its Subsidiaries has been and is in compliance, in all material respects, with all, and has not violated, in any material respect, any Environmental Laws;

(b)

(i) none of the Company or any of its Subsidiaries has Released, and, to the knowledge of the Company, no other Person has Released, any Hazardous Substances (in each case except in compliance with applicable Environmental Laws) on, at, in, under or from any of the immovable properties, any real properties, or any lands comprising and/or connected with the Company Leased Real Property or, to the Company's knowledge, previously on, at, in, under or from any immoveable properties, real properties or any lands comprising and/or connected with any assets of the Company and its Subsidiaries owned, leased or operated by the Company or by any of its Subsidiaries; and (ii) to the knowledge of the Company, there are no Hazardous Substances or other conditions that could reasonably be expected to result in liability of or adversely affect the Company or any of its Subsidiaries under or related to any Environmental Law on, at, in, under or from any of the immovable properties, any real properties, or any lands comprising and/or connected with the Company Leased Real Property currently or, to the Company's knowledge, previously, previously on, at, in, under or from any of the immoveable properties, any real properties, or any lands comprising and/or connected with any assets of the Company and its Subsidiaries owned, leased or operated by the Company or by any of its Subsidiaries;

(c)

to the knowledge of the Company, all Releases pertaining to or affecting the Company Leased Real Property, if any, have been reported to the appropriate Governmental Entity as required by Environmental Laws;

(d)

there are no pending claims or, to the knowledge of the Company, threatened claims, against the Company or any of its Subsidiaries arising out of any Environmental Laws and the Company is not aware of, nor has it received: (i) any order or directive which relates to environmental matters; or (ii) any demand or notice with respect to the material breach of any Environmental Law applicable to the Company or any of its Subsidiaries or any of their respective assets or properties; and

(e)

no Liens, other than Permitted Liens, in favour of a Governmental Entity arising under Environmental Laws are pending or, to the knowledge of the Company threatened, affecting, in any material respect, the Company or any of its Subsidiaries or any of their respective assets or properties.

24.	Employees.

(a)

All Contracts in relation to the top 10 compensated Company Employees (calculated based on 2021 annual base salary plus paid target cash bonus) have been disclosed in the Data Room. To the knowledge of the Company, no such employee has indicated in writing to the Company or its Subsidiaries that he or she intends to resign, retire or terminate his or her engagement with the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement or otherwise.

(b)

The Company and its Subsidiaries are in material compliance with all terms and conditions of employment and all Law respecting employment, including pay equity, employment standards, labour, human rights, privacy, workers' compensation and occupational health and safety, and, to the knowledge of the Company, there are no outstanding material claims, complaints, investigations or orders under any such Law and to the knowledge of the Company there is no basis for any such claim.

(c)

All amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, sick days, termination and severance pay and benefits under Employee Plans and other similar accruals have either been paid or are accurately reflected in the books and/or records of the Company or of the applicable Subsidiary of the Company.

(d)

Except as set forth in Section 24(d) of the Company Disclosure Letter, no Company Employee has any agreement in relation to any employee's termination, length of notice, pay in lieu of notice, severance, job security or similar provisions (other than such as results by Law from the employment of an employee without an agreement as to notice or severance), nor are there any change of control payments, golden parachutes, severance payments, retention payments or agreements with current or former Company Employees providing for cash or other compensation or benefits upon the consummation of, or relating to, the Arrangement or any other transaction contemplated by this Agreement, including a change of control of the Company or of any of its Subsidiaries.

(e)

To the knowledge of the Company, there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any Subsidiary has been reassessed under such legislation during the past three years and, to the knowledge of the Company, no audit of the Company or any Subsidiary is currently being performed pursuant to any applicable workplace safety and insurance legislation.

(f)

To the knowledge of the Company, there are no charges pending with respect to the Company or any of its Subsidiaries under applicable occupational health and safety legislation. The Company and each of its Subsidiaries have complied in all material respects with the terms and conditions of such legislation, as well as any orders issued under legislation and there are no appeals of any material orders under such legislation currently outstanding.

25.	Collective Agreements.

(a)	There is no Collective Agreement in force with respect to the Company Employees nor is there any Contract with any employee association in respect of the Company Employees.

(b)

No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any other Person holds bargaining rights with respect to any Company Employee by way of certification, interim certification, voluntary recognition or successor rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of the Company.

(c)

To the knowledge of the Company, there are no threatened or pending union organizing activities involving any Company Employees and no such activities have been undertaken in the last three years. There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to the knowledge of the Company, threatened against the Company and no such event has occurred within the last three years.

(d)

To the knowledge of the Company, no trade union has applied to have the Company or any of its Subsidiaries declared a common, related or successor employer pursuant to applicable Law in any jurisdiction in which the Company or any of its Subsidiaries carries on business within the last three (3) years.

26.	Employee Plans.

(a)

Section 26(a) of the Company Disclosure Letter lists all Employee Plans. The Company has disclosed in the Data Room true, correct and complete copies of all such Employee Plans, as amended, or, if not readily available, a description thereof together with all related documentation including funding and investment management agreements, summary plan descriptions, the most recent actuarial reports, financial statements, asset statements, opinions and memoranda (whether externally or internally prepared) and material correspondence with regulatory authorities or other relevant Persons. No sets of facts exist and no changes have occurred which would adversely affect the information contained in the actuarial reports, financial statements or asset statements required to be provided to the Purchaser hereby. No commitments (written or oral) to improve or otherwise amend any material Employee Plan have been made.

(b)

The Company has, in all material respects, registered and administered each Employee Plan, and made all contributions and paid all premiums in respect of each Employee Plan, in accordance with Law. No fact or circumstance exists which could adversely affect the registered status of any such material Employee Plan. There are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Employee Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries and no material audit or other proceeding by a Governmental Entity is pending, or to the knowledge of the Company, threatened with respect to such plan.

(c)

No Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, other than coverage or benefits required to be provided by Law.

(d)	No Employee Plan is a multi-unit pension plan as such term is defined under applicable Law or any similar plan for purposes of pension standards legislation in any jurisdiction.

(e)

Except as set forth in Section 26(e) of the Company Disclosure Letter, the entering into of this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby will not accelerate or increase the timing of any funding obligation under any Employee Plan or accelerate the vesting of any benefit under any Employee Plan.

27.

Insurance.  The Company and each of its Subsidiaries, as applicable, is, and has been continuously for the past five years, insured by reputable third-party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company and its Subsidiaries and their respective assets. Each such insurance policy currently in effect that insures the physical properties, business, operations and assets of the Company and its Subsidiaries is valid and binding and in full force and effect. There is no material claim pending under any insurance policy of the Company or of any of its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All material proceedings covered by any insurance policy of the Company or of any of its Subsidiaries have been properly reported to and accepted by the applicable insurer.

28.	Taxes.

(a)	The Company and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by them by Law and all such Tax Returns are complete and correct in all material respects.

(b)

The Company and each of its Subsidiaries has paid or caused to be paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes (including all instalments for Taxes) due and payable by them, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of the Company. The Company and its Subsidiaries have provided adequate accruals in accordance with IFRS in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

(c)

No material deficiencies, litigation, proposed adjustments, audits or matters in controversy exist or have been asserted with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets.

(d)

Neither the Company nor any of its Subsidiaries has received any refund, credit, rebate, overpayment or similar adjustment of Taxes (including pursuant to section 125.7 of the Tax Act or any substantially equivalent provision of provincial or territorial law), including any governmental assistance or subsidy, to which it is not entitled, and each such entity has retained all documentation prescribed by applicable Law and in accordance with applicable Laws to support any claims for such amounts.

(e)	There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries.

(f)

The Company and each of its Subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(g)

Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations on the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course).

(h)

None of the Company nor any of its Subsidiaries is bound by, is party to, or has any obligation under any Tax sharing, allocation, indemnification or similar agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries, or ordinary course commercial agreements or arrangements containing customary terms and conditions and the primary purpose of which does not relate to Taxes).

(i)

No Governmental Entity of a jurisdiction where neither the Company nor any of its Subsidiaries file a Tax Return has made a claim that the Company or its Subsidiaries is subject to Tax in such jurisdiction.

(j)

The Company and each of its Subsidiaries has made available to the Purchaser in the Data Room true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for tax periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(k)

Neither the Company nor any of its Subsidiaries has ever directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a Person with whom it was not dealing at arm's length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services, as the case may be, and there are no transactions to which Subsection 247(2) or Subsection 247(3) of the Tax Act may be reasonably be expected to apply.

(l)

No circumstances exist or may reasonably be expected to arise as a result of matters existing before the Effective Date that may result in the Company or any Subsidiary being subject to Section 160 of the Tax Act (including as it is proposed to be amended in the legislative proposals to amend the Tax Act released by the Department of Finance (Canada) on August 9, 2022) (or comparable provisions of any other applicable legislation).

(m)

The tax attributes of the assets of the Company and each of its Subsidiaries are accurately reflected in the Tax Returns of the Company and of each of its Subsidiaries, as applicable, and have not materially and adversely changed since the date of such Tax Returns, except to the extent that such attributes have been used in the Ordinary Course or as a result of completion of any transaction contemplated by this Agreement.

(n)

There are no circumstances existing which could result in the application of Section 17, Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to the Company or any of its Subsidiaries. Other than in the Ordinary Course, the Company and its Subsidiaries have not claimed nor will they claim any reserve under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of the Company or its Subsidiaries for any period ending after the Effective Time.

(o)

The Company is not a non-resident of Canada within the meaning of the Tax Act and each Subsidiary of the Company is resident for Tax purposes in the jurisdiction in which it was formed, and is not resident in any other country.

(p)

The total fair market value of all shares that are held directly or indirectly by the Company and that are shares of “foreign affiliates” of the Company (for purposes of the Tax Act) do not exceed 75% of the total fair market value (determined without reference to debt obligations of any corporation resident in Canada in which the Company has a direct or indirect interest) of all of the properties owned by the Company.

(q)

At no time has more than 50% of the fair market value of the Shares been derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) Canadian resource property, (iii) timber resource property (in each case, within the meaning of the Tax Act), or (iv) options in respect of, or interests in, or for civil law rights in, property described in (i) to (iii) above, whether or not the property exists.

29.

Money Laundering. The operations of the Company and of each of its Subsidiaries are, and have been since January 1, 2019, conducted at all time in material compliance with applicable financial recordkeeping and reporting requirements and money laundering Laws and the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity relating to money laundering (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

30.

Corrupt Practices Legislation. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of its or their respective directors, officers, employees or agents acting on behalf of the Company or any of its Subsidiaries has: (i) used or is using or is alleged to have used any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) used or is using or is alleged to have used any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating or is alleged to have violated any provision of the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977 or any Law of similar effect; (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

31.

Privacy.  The Company and each of its Subsidiaries is, and since January 1, 2019 has been, conducting its business in compliance in all material respects with all Laws governing privacy and the protection of personal information. The Company has a written privacy policy which governs the collection, use and disclosure of personal information and the Company and its Subsidiaries are in compliance in all material respects with such policy. Within the knowledge of the Company, neither the Company nor any of its Subsidiaries has ever been the subject of: (i) any loss or theft of, or unauthorized access, use or disclosure of, personal information; (ii) any complaints or claims regarding the collection, use, disclosure or processing of personal information or the actual or alleged violation of any privacy law; or (iv) any investigation, audit or other inquiry from a Governmental Entity, regarding the Company's and its Subsidiaries collection, use, disclosure or processing of personal information under privacy law or any violation or alleged violation of privacy law.

32.	Opinion of Financial Advisor. The Board has received the Fairness Opinion.

33.

Brokers. Except for the engagement letter between the Company and each of the Financial Advisor and Bloom Burton Securities Inc. and the fees payable under or in connection with such engagement and to legal counsel, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement. True and complete copies of the engagement letters between the Company and each of the Financial Advisor and Bloom Burton Securities Inc. have been provided in the Data Room and the Company has made true and complete disclosure, as set forth in Section 33 of the Company Disclosure Letter, of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to the Financial Advisor and Bloom Burton Securities Inc.

34.

No "Collateral Benefit". Other than as specified in Section 34 of the Company Disclosure Letter, to the knowledge of the Company, no related party of the Company (within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Shares, except for related parties who will not receive a "collateral benefit" (within the meaning of such instrument) as a consequences of the transactions contemplated by this Agreement.

35.	Board Approval.

(a)

As of the date hereof, the Board, after consultation with legal and financial advisors, has unanimously: (i) determined that the Arrangement is fair to Shareholders; (ii) determined that the Arrangement and the entering into of this Agreement is in the best interests of the Company; (iii) resolved to recommend that the Shareholders vote in favour of the Arrangement Resolution subject to the terms and conditions of this Agreement; and (iv) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions or authorizations.

(b)

Each of the directors and executive officers of the Company has advised the Company and the Company believes that they intend to vote or cause to be voted all Shares beneficially held by them in favour of the Arrangement Resolution and the Company shall make a statement to that effect in the Company Circular.

36.

Funds Available. The Company has sufficient funds available to pay the Termination Fee. Estimates of all of the Company's third party transaction expenses to be incurred in connection with this Agreement and the transactions contemplated hereunder, including all costs and expenses and fees of the Company to be incurred prior to or after the Effective Time in connection with, or incidental to, this Agreement and the transactions contemplated hereunder, are disclosed in Section 36 of the Company Disclosure Letter.

SCHEDULE D
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

1.

Organization and Qualification. Each of the Purchaser and the Parent is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and capacity to own and lease its assets and properties and conduct its business as now conducted. The Purchaser has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

2.

Corporate Authorization. Each of the Purchaser and the Parent has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by each of the Purchaser and the Parent of the transactions contemplated hereby have been duly authorized and no other corporate proceedings on the part of either the Purchaser or the Parent are necessary to authorize the execution and delivery by it of this Agreement or the consummation of the transactions contemplated hereby other than approval by the Court.

3.

Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Purchaser and the Parent, and constitutes a legal, valid and binding agreement of the Purchaser and the Parent enforceable against each of them in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors' rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.

Governmental Authorization. The execution, delivery and performance by each of the Purchaser and the Parent of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Purchaser or the Parent other than: (i) the Interim Order and any filings required in order to obtain, and any approvals required by, the Interim Order; (ii) the Final Order, and any filings required in order to obtain the Final Order; (iii) filings with the Director under the OBCA; and (iv) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not be reasonably expected to, individually or in the aggregate, prevent or materially impede the ability of the Purchaser or the Parent to consummate the Arrangement and the transactions contemplated hereby.

5.

Non-Contravention. The execution, delivery and performance by each of the Purchaser and the Parent of its obligations under this Agreement and the consummation of the Arrangement and the transactions contemplated hereby do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of the organizational documents of the Purchaser or the Parent; or

(b)	assuming compliance with the matters referred to in Paragraph 4 above, contravene, conflict with or result in a violation or breach of any Law.

6.	Security Ownership. As of the date hereof, none of the Purchaser nor any of its affiliates beneficially owns or controls any Shares.

7.

Funds Available. The Parent has, and the Purchaser will have at the Effective Time, sufficient funds available to satisfy the aggregate consideration payable by the Purchaser pursuant to the Plan of Arrangement in accordance with the terms of this Agreement and the Plan of Arrangement.